Conformed Copy
AGREEMENT AND PLAN OF MERGER
by and among
STILLWATER NATIONAL BANK AND TRUST COMPANY
SOUTHWEST BANCORP, INC
HART FOOD STORES, INC.
BANK OF KANSAS
as of
February 2, 2007

AGREEMENT AND PLAN OF MERGER
Table of Contents

ARTICLE I — OVERVIEW OF TRANSACTIONS	1
ARTICLE II — THE MERGER	1
2.1 The Merger	1
ARTICLE III — CONSIDERATION AND CONVERSION OF HFS SHARES	2
3.1 Conversion of Shares	2
3.2 Exchange of Share Certificates	2
ARTICLE IV — THE BANK MERGER	3
4.1 The Bank Merger	3
ARTICLE V — CONSIDERATION AND CONVERSION OF BANK SHARES	3
5.1 Conversion of KBank Shares	3
5.2 Exchange of KBank Share Certificates	3
ARTICLE VI — REPRESENTATIONS AND WARRANTIES OF SOUTHWEST AND SNB	4
6.1 Organization and Authority	4
6.2 Authorization	5
6.3 Litigation and Other Proceedings	5
6.4 Filings, Etc.	5
ARTICLE VII — REPRESENTATIONS AND WARRANTIES WITH RESPECT TO KBANK	6
7.1 Organization and Authority	6
7.2 KBank Subsidiaries	6
7.3 KBank Capital Structure	6
7.4 Authorization	6
7.5 KBank Financial Statements	7
7.6 Books of Account; Corporate Records; Shareholder List	8
7.7 Reports	8
7.8 Absence of Certain Changes	8
7.9 Insurance	8
7.10 Properties, Leases, and Other Agreements	8
7.11 Taxes	9
7.12 Fiduciary Activities	9
7.13 Intellectual Property	9
7.14 Employee Relations	10
7.15 ERISA	10
7.16 Contracts; Consents	11
7.17 Related Party Transactions	11
7.18 Loans	12
7.19 Environmental Matters	12
7.20 Litigation and Other Proceedings	12
7.21 Absence of Undisclosed Liabilities	13
7.22 Compliance with Laws	13
7.23 Filings, Etc.	13
7.24 Anti-Takeover Provisions	14
7.25 Determination of Fairness by KBank Board	14
7.26 Brokers and Finders	14
ARTICLE VIII — REPRESENTATIONS AND WARRANTIES WITH RESPECT TO HFS	14
8.1 Organization and Authority	14
8.2 HFS Subsidiaries	14
8.3 HFS Capital Structure	14
8.4 Authorization	15
8.5 HFS Financial Statements	15
8.6 Books of Account; Corporate Records; Shareholder List	16
8.7 Reports	16
8.8 Absence of Certain Changes	16

8.9 Properties, Leases, and Other Agreements	16
8.10 Taxes	17
8.11 Fiduciary Activities	17
8.12 Intellectual Property	17
8.13 Employee Relations	17
8.14 ERISA	18
8.15 Contracts; Consents	19
8.16 Related Party Transactions	19
8.17 Environmental Matters	19
8.18 Litigation and Other Proceedings	19
8.19 Absence of Undisclosed Liabilities	20
8.20 Condition at Effective Time; Fair Value	20
8.21 Compliance with Laws	20
8.22 Filings, Etc.	20
8.23 Anti-Takeover Provisions	21
8.24 Determination of Fairness by HFS Board	21
8.25 Brokers and Finders	21
ARTICLE IX — CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME	21
9.1 Forbearance by KBank and HFS	21
9.2 Conduct of Business	22
9.3 Approval of KBank Shareholders	23
ARTICLE X — ADDITIONAL AGREEMENTS	23
10.1 Access and Information	23
10.2 Applications; Cooperation	23
10.3 Notice of Actual or Threatened Breach	23
10.4 Current Information	24
10.5 Conversion	24
10.6 Expenses	24
10.7 Agreements and Consents; Termination	24
10.8 Press Releases; Customer Communications	24
10.9 Bank Employees	25
10.10 D&O Indemnification	25
10.11 Acquisition Proposals	25
10.12 Disclosure Schedules	26
ARTICLE XI — CONDITIONS	26
11.1 Conditions to Each Party’s Obligation to Effect the Merger and the Bank Merger	26
11.2 Conditions to Obligation of SNB and Southwest to Effect the Merger and the Bank Merger	26
11.3 Conditions to Obligation of HFS to Effect the Merger	28
11.4 Conditions to Obligation of KBank to Effect the Bank Merger	28
ARTICLE XII — TERMINATION, AMENDMENT AND WAIVER	29
12.1 Termination	29
12.2 Effect of Termination	29
12.3 Waiver	30
ARTICLE XIII — GENERAL PROVISIONS	30
13.1 Investigation; Survival of Representations, Warranties, and Agreements	30
13.2 Notices	30
13.3 Material Adverse Change	31
13.4 Knowledge of HFS and KBank	31
13.5 Severability	31
13.6 Headings	32
13.7 Attorneys’ Fees	32
13.8 Miscellaneous	32
ARTICLE XIV — SIGNATURES	33

EXHIBITS

EXHIBITS
EXHIBIT A — SUPPORT AGREEMENT—HFS
EXHIBIT B — SUPPORT AGREEMENT—KBANK
EXHIBIT C — INDEMNIFICATION AGREEMENT

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER (the “Agreement”), made as of February 2, 2007, by and among Stillwater National Bank and Trust Company (“SNB”), a national bank with its main office in Stillwater, Oklahoma; Southwest Bancorp, Inc. (“Southwest”), a corporation organized and existing under the laws of the state of Oklahoma and parent financial holding company of SNB; Bank of Kansas (“KBank”), a commercial bank organized under the laws of the state of Kansas with its main office in South Hutchinson, Kansas; and Hart Food Stores Inc. (“HFS”), a corporation organized and existing under the laws of the state of Kansas and parent bank holding company of KBank.
     WHEREAS:
     A. The respective Boards of Directors of each of SNB, Southwest, KBank, and HFS deem it advisable and in the best interests of their respective shareholders that Southwest acquire control of KBank and that the parties hereto engage in the other transactions set forth in this Agreement on the terms, and subject to the conditions, set forth herein; and
     B. BK Merger Corporation (“Merger Sub”), and KB Interim Bank (“Interim Bank”), corporations to be organized and existing under the laws of the state of Kansas wholly owned by Southwest, each shall join this Agreement as a party prior to the Merger.
     C. The respective Boards of Directors of Southwest and HFS each have approved the merger of Merger Sub and HFS upon the terms and subject to the conditions hereinafter set forth (the “Merger”);
     D. The respective Boards of Directors of SNB, Southwest, and KBank each have approved the merger of Interim Bank and KBank, upon the terms and subject to the conditions hereinafter set forth (the “Bank Merger”);
     E. Each of the holders of HFS common stock has executed a Support Agreement in the form of Exhibit A hereto.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereafter set forth, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I —OVERVIEW OF TRANSACTIONS
     Subject to the terms and conditions set forth in this Agreement:
     (a) Before the Merger, HFS will distribute all of its assets not related to its operation as the bank holding company for KBank, other than an amount of cash assets sufficient to satisfy tax liabilities of HFS for periods ending on or before the Effective Time of the Merger, and shall transfer or settle its liabilities, other than such tax liabilities.
     (b) In the Merger, HFS will merge with Merger Sub, a newly formed subsidiary of Southwest created for purposes of the Merger. In the Merger, HFS shares will be converted into the right to receive cash equal to the fair value of the HFS shareholder’s equity. In calculating the fair value, the shares of KBank common stock owned by KBank will be valued at $610.00 per share. After the Merger, HFS will be a wholly owned subsidiary of Southwest.
     (c) In the Bank Merger, KBank will merge with Interim Bank, a newly formed interim bank created for purposes of the Bank Merger. In the Bank Merger, each share of KBank stock not owned by HFS will be converted into the right to receive $610.00 per share in cash. After the Bank Merger, KBank will be the wholly owned subsidiary of Southwest.
     Capitalized terms are defined elsewhere in this Agreement.
ARTICLE II—THE MERGER
2.1 The Merger
     (a) Upon the terms and subject to the conditions set forth in the Agreement and in accordance with the

Kansas General Corporation Code (“KGCC”), at the Effective Time Merger Sub will merge with and into HFS (the “Merger”). HFS shall be the surviving corporation in the Merger, and the separate corporate existence of Merger Sub shall terminate.
     (b) The Merger shall become effective as set forth in a certificate of merger which shall be filed with the Secretary of State of the State of Kansas. The “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the certificate of merger.
     (c) The parties hereto may at any time change the method of effecting the acquisition of HFS (including without limitation, the provisions of this ARTICLE II) if and to the extent they deem such change to be desirable, including, without limitation, to provide for a merger of HFS with another wholly-owned subsidiary of Southwest or with and into Southwest; provided, however, that no such change shall (i) alter or change the amount of consideration to be provided to holders of HFC common stock as provided for in this Agreement (the “Merger Consideration”); or (ii) materially impede or delay consummation of the transactions contemplated by this Agreement.
ARTICLE III—CONSIDERATION AND CONVERSION OF HFS SHARES
3.1 Conversion of Shares
     (a) At the Effective Time, each of the outstanding shares of common stock, $100.00 par value per share, of HFS (“HFS Common Stock”) excluding shares of HFS Common Stock held in treasury or by any HFS Subsidiary, or as to which the holders have demanded appraisal rights in accordance with Kansas law (“dissenting shares”), shall automatically, and without further action be converted into cash in an amount equal to the “Per Share Merger Consideration” as defined below.
     (b) All dollar amounts payable to any shareholder as a result of the payment of cash consideration pursuant to Section 3.1(a) will be rounded to the nearest cent (with one-half cent being rounded upward), based on the aggregate consideration payable for all shares registered in such shareholder’s name.
     (c) Each share of common stock, par value $100.00 per share of Merger Sub (“Merger Sub Common Stock”) outstanding immediately prior to the Effective Time shall automatically, and without further action, be converted into one share of Common Stock, $100.00 par value per share, of HFS as the Surviving Corporation, which shall not be further converted pursuant to Section 3.1(a).
     (d) All shares of HFS Common Stock held by HFS as treasury shares, or held by any HFS Subsidiary, shall be cancelled and shall not be converted as provided in Sections 3.1(a). Any such treasury shares or shares held by any HFS Subsidiary shall not be considered outstanding.
     (e) The “Per Share Merger Consideration” is $8,566.43. For reference only, the amount of Per Share Merger Consideration is based upon 1,500 outstanding shares of HFS common stock at the Effective Time, and Merger Consideration of $12,849,650.00, equal to the fair value of HFS shareholders’ equity immediately prior to the Merger.
3.2 Exchange of Share Certificates
     Certificates formerly representing shares of HFS Common Stock shall be exchanged for cash in accordance with the following procedures:
     (a) SNB shall act as exchange agent (“Exchange Agent”) to receive HFS Common Stock certificates from the holders thereof and to issue checks for the amount of cash constituting the Merger Consideration pursuant to Section 3.1(a). The Exchange Agent shall, promptly after the Effective Time, mail to each former shareholder of HFS a notice specifying the procedures to be followed in surrendering such shareholder’s HFS Common Stock certificates.
     (b) As promptly as possible after receipt of the Exchange Agent notice, each former shareholder of HFS shall surrender his or her certificates to the Exchange Agent; provided, that if any former shareholder of HFS shall be unable to surrender his HFS Common Stock certificates due to loss or mutilation thereof, he or she may make a constructive surrender by following the procedures customarily followed by HFS in the replacement of lost or mutilated certificates, including the posting of appropriate bond. Upon actual or constructive surrender of HFS Common Stock certificates from a former HFS shareholder, the Exchange Agent shall issue such shareholder, in exchange therefore, a check in payment of the cash constituting the Per Share Merger Consideration payable to such shareholder under Section 3.1(a).
     (c) All HFS Common Stock certificates must be surrendered to the Exchange Agent within six months of the Effective Time. In the event that any former shareholder of HFS shall not have properly surrendered his or her certificates within such period, the cash merger consideration to be received by holders of HFS Common Stock shall be held by SNB for such shareholder’s benefit in a non-interest bearing deposit account at SNB or another depository institution, the deposits of which are insured by the Federal Deposit Insurance Corporation, chosen by SNB in its discretion, and the sole right of such shareholder shall be the right to collect cash in such account. Subject to all applicable laws of escheat, such amounts shall be paid to such former shareholder of HFS, without interest, upon proper surrender of his or her HFS Common Stock certificates.
ARTICLE IV—THE BANK MERGER
4.1 The Bank Merger
     (a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with KGCC, the Kansas Banking Code (“KBC”), and other applicable state and federal law, at the effective time Interim Bank will merge with and into KBank (the “Bank Merger”). KBank shall be the surviving corporation in the Merger, and the separate corporate existence of Interim Bank shall terminate.
     (b) The Bank Merger shall become effective as set forth in the Certificate of Bank Merger, which shall be filed as required by applicable law. The effective time of the Bank Merger shall be the date and time when the Bank Merger becomes effective, as set forth in a ertificate of bank merger, which shall be the Effective Time or as soon thereafter as is practicable, not to exceed one business day.
     (c) Pursuant to the Bank Merger Agreement, the parties thereto may at any time change the method of effecting the acquisition of KBank if and to the extent they deem such change to be desirable, provided, however, that no such change shall (i) alter or change the amount of consideration to be provided to holders of KBank common stock as provided for in the Bank Merger Agreement; or (ii) materially impede or delay consummation of the transactions contemplated by this Agreement.
ARTICLE V—CONSIDERATION AND CONVERSION OF BANK SHARES
5.1 Conversion of KBank Shares
     (a) At the effective time of the Bank Merger, each of the outstanding shares of common stock, $5.00 par value per share, of KBank (“KBank Common Stock”) (excluding shares of KBank Common Stock held in treasury by KBank, held by HFS or any KBank Subsidiary, or as to which the holders have demanded appraisal rights in accordance with Kansas law (“dissenting shares”), shall automatically, and without further action be converted into cash in an amount equal to the “Bank Merger Per Share Merger Consideration” as defined below.
     (b) Each share of common stock, par value $5.00 per share of Interim Bank outstanding immediately prior to the Bank Merger effective time shall automatically, and without further action, be converted into one share of Common Stock, $5.00 par value per share, of KBank as the Surviving Corporation, which shall not be further converted pursuant to Sections 5.1(a).
     (c) All shares of HFS Common Stock held by KBank as treasury shares, or held by HFS or any KBank Subsidiary, shall be cancelled and shall not be converted.
     (d) The “Bank Merger Per Share Merger Consideration” is $610.00. For reference only, the amount of Per Share Merger Consideration is based upon 25,000 outstanding shares of KBank common stock at the Effective Time and gross consideration payable in the Merger and the Bank Merger of $15,250,000.00.
5.2 Exchange of KBank Share Certificates
     (a) Certificates formerly representing shares of KBank Common Stock shall be exchanged for cash in accordance with the following procedures:
     (b) SNB shall act as exchange agent (“Exchange Agent”) to receive KBank Common Stock certificates from the holders thereof and to issue checks for the amount of cash constituting the Merger Consideration pursuant to Section 5.1(a). The Exchange Agent shall, promptly after the Effective Time, mail to each former shareholder of KBank a notice specifying the procedures to be followed in surrendering such shareholder’s KBank Common Stock certificates.
     (c) As promptly as possible after receipt of the Exchange Agent notice, each former shareholder of KBank shall surrender his or her certificates to the Exchange Agent; provided, that if any former shareholder of KBank shall be unable to surrender his KBank Common Stock certificates due to loss or mutilation thereof, he or she may make a constructive surrender by following the procedures customarily followed by KBank in the replacement of lost or mutilated certificates, including the posting of appropriate bond. Upon actual or constructive surrender of KBank Common Stock certificates from a former KBank shareholder, the Exchange Agent shall issue such shareholder, in exchange therefore, a check in payment of the cash constituting the Per Share Merger Consideration payable to such shareholder under Section 5.1(a).
     (d) All KBank Common Stock certificates must be surrendered to the Exchange Agent within six months of the Effective Time. In the event that any former shareholder of KBank shall not have properly surrendered his or her certificates within such period, the cash merger consideration to be received by holders of KBank Common Stock shall be held by SNB for such shareholder’s benefit in a non-interest bearing deposit account at SNB or another depository institution, the deposits of which are insured by the Federal Deposit Insurance Corporation, chosen by SNB in its discretion, and the sole right of such shareholder shall be the right to collect cash in such account. Subject to all applicable laws of escheat, such amounts shall be paid to such former shareholder of KBank, without interest, upon proper surrender of his or her KBank Common Stock certificates.
ARTICLE VI —REPRESENTATIONS AND WARRANTIES OF SOUTHWEST AND SNB
     Southwest, SNB, Interim Bank, and Merger Sub represent and warrant to KBank and HFS as follows. As wholly-owned subsidiaries of Southwest, SNB and Merger Sub do not represent or warrant as to the corporate authority of or actions taken or to be taken by Southwest. Representations and warranties of and with respect to Merger Sub are first given as of the date Merger Sub joins this Agreement. Representations and warranties of and with respect to Interim Bank are first given as of the date Interim Bank joins this Agreement.
6.1 Organization and Authority
     (a) Southwest Bancorp, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the state of Oklahoma, and has the corporate power and authority to own its properties and assets and to carry on its business, and the business of its subsidiaries, as now being conducted in all material respects and to enter into and carry out its obligations under this Agreement. In connection with the transactions contemplated hereby, Southwest is qualified to do business in each jurisdiction where such qualification is necessary, except where the failure to obtain such qualification would not have a material adverse effect on its business, operations, assets, financial condition, prospects, or results of operations. Southwest has all necessary governmental authorizations to own or lease its properties and assets, and to carry on its business as now being conducted, with the exception of those authorizations which the failure to obtain would not have a material adverse effect on its business, operations, financial condition, or results of operations.
     (b) SNB is a national bank duly organized, validly existing and in good standing under the laws of the United States, and has the corporate power and authority to own its properties and assets and to carry on its business, and the business of its subsidiaries, as now being conducted in all material respects and to enter into and carry out its obligations under this Agreement. In connection with the transactions contemplated hereby, SNB is qualified to do business in each jurisdiction where such qualification is necessary, except where the failure to obtain such qualification would not have a material adverse effect on its business, operations, assets, financial condition, prospects, or results of operations. SNB has all necessary governmental authorizations to own or lease its properties and assets, and to carry on its business as now being conducted, with the exception of those authorizations which the failure to obtain would not have a material adverse effect on its business, operations, financial condition, or results of operations.
     (c) At the Effective Time, Merger Sub will be a corporation duly organized, validly existing and in good standing under the laws of the state of Kansas, and has the corporate power and authority to own its properties and assets and to carry on its business, and the business of its subsidiaries, as now being conducted in all material respects and to enter into and carry out its obligations under this Agreement. At the Effective Time, in connection with the transactions contemplated hereby, Merger Sub will be qualified to do business in each jurisdiction where such qualification is necessary, except where the failure to obtain such qualification would not have a material adverse effect on its business, operations, assets, financial condition, prospects, or results of operations. At the Effective Time, Merger Sub will have all necessary governmental authorizations to own or lease its properties and assets, and to carry on its business as now being conducted, with the exception of those authorizations which the failure to obtain would not have a material adverse effect on its business, operations, financial condition, or results of operations.
6.2 Authorization
     (a) The execution, delivery and performance of this Agreement by Southwest, SNB, and Merger Sub and the consummation of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Southwest, SNB, and Merger Sub and by Southwest as the sole shareholder of SNB and Merger Sub, and no other corporate proceedings on the part of Southwest, SNB, or Merger Sub are necessary to authorize this Agreement and the transactions contemplated hereby. Subject to the approvals of government agencies having regulatory authority over Southwest, SNB, the Merger Sub, or the Merger as may be required by statute or regulation, this Agreement is the valid and binding obligation of Southwest and SNB, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting creditors’ rights generally, and subject to general equitable principles which may limit the enforcement of certain remedies.
     (b) Neither the execution, delivery, and performance of this Agreement by Southwest, SNB, or Merger Sub nor the consummation of the transactions contemplated hereby, nor compliance by Southwest, SNB, or Merger Sub with any of the provisions of this Agreement, will: (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice of lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Southwest or SNB under any of the terms, conditions or provisions of, (A) the respective charter or bylaws of Southwest, SNB, or Merger Sub, or (B) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Southwest, SNB, or Merger Sub is a party or by which Southwest, SNB, or Merger Sub may be bound, or to which Southwest, SNB, or Merger Sub or any of their properties or assets may be subject; or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Southwest, SNB, or Merger Sub or any of their properties or assets.
     (c) Other than in connection or in compliance with the applicable provisions of applicable Federal or state banking law, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by Southwest, SNB, or Merger Sub of the transactions contemplated by this Agreement.
     (d) None of Southwest, SNB, or Merger Sub has any reason to believe that any required regulatory consent or approval will not be received on a timely basis or will be received with conditions or restrictions which it would deem unduly burdensome, or which would have an adverse impact on its capacity to consummate the transactions contemplated hereby.
6.3 Litigation and Other Proceedings
     None of Southwest, SNB, or Merger Sub is a party to any pending, or, to the knowledge of Southwest, SNB, or Merger Sub, threatened claim, action, suit, investigation, or proceeding or subject to any order, judgment or decree, except for matters which, in the aggregate, cannot reasonably be anticipated to have, a material adverse effect on the capacity of Southwest, SNB, or Merger Sub to consummate the transactions contemplated hereby.
6.4 Filings, Etc.
     None of the information supplied or to be supplied by Southwest, SNB, or Merger Sub for inclusion, or included, in (i) the Meeting Materials to be mailed to the shareholders of KBank (as defined in Section 9.3 below), in connection with the KBank Shareholder Meeting (as defined in Section 9.3 below), and (ii) any other documents to be filed with any regulatory agency in connection with the transactions contemplated hereby will, to the best knowledge of Southwest or SNB, and at such respective times as such information is supplied or such documents are filed or mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. All documents which Southwest, SNB, or Merger Sub are responsible for filing with any regulatory agency in connection with the Merger will comply in all material respects with the provisions of applicable law.
ARTICLE VII—REPRESENTATIONS AND WARRANTIES WITH RESPECT TO KBANK
     KBank and HFS represent and warrant to Southwest, SNB, and Merger Sub as follows:
7.1 Organization and Authority
     KBank is a commercial bank duly organized, validly existing and in good standing under the laws of the State of Kansas. KBank has the corporate power and authority to own its properties and assets and to carry on its business, and the business of its subsidiaries, if any, as now being conducted and to enter into and carry out its obligations under this Agreement. KBank is qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary, except where the failure to obtain such qualification would not have a material adverse effect on the business, operations, assets, financial condition, prospects, or results of operations, of KBank. KBank has all necessary governmental authorizations to own or lease its properties and assets, and carry on its business as now being conducted, with the exception of those authorizations which the failure to obtain would not have a material adverse effect on the business, operations, assets, financial condition, results of operations, or prospects of KBank. The deposits of KBank are insured to the applicable legal limits by the Bank Insurance Fund of the FDIC.
7.2 KBank Subsidiaries
     (a) Except as reflected on Schedule 7.2 attached hereto and made a part hereof, KBank does not have any subsidiaries, and does not own any capital stock or other interests in any entity (including, without limitation, active or inactive corporations, partnerships, joint ventures, trusts, and limited liability companies). KBank’s subsidiaries are referred to on occasion as “KBank Subsidiaries” and each individually as an “KBank Subsidiary.” No equity securities of KBank or any KBank Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever, relative to, or concerning securities or rights convertible into, or exchangeable for, shares of any class of capital stock of any KBank Subsidiary, and there are no other contracts, commitments, understandings, or arrangements by which any KBank Subsidiary is bound to issue, or KBank is bound to cause any KBank Subsidiary to issue, additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.
     (b) Any and all of the shares of capital stock of each KBank Subsidiary so owned by KBank are fully paid and non-assessable and are owned by it free and clear of any claim, lien, encumbrance, or agreement with respect thereto.
7.3 KBank Capital Structure
     (a) The authorized capital stock of KBank consists of 25,000 shares of Common Stock, par value $5.00 per share. As of the date hereof, 25,000 shares of KBank Common Stock were issued and outstanding, none of which were held in treasury or by KBank Subsidiaries. There are no other shares of capital stock or other equity securities of KBank outstanding and no other outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of capital stock of KBank, or contracts, commitments, understandings, or arrangements by which KBank was or may become bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.
     (b) All of the outstanding shares of KBank Common Stock are duly and validly issued, and are fully paid and nonassessable. No shares of KBank Common Stock have been issued in violation of the preemptive or preferential rights of any holder of KBank capital stock. All of the outstanding shares of KBank Common Stock have been issued pursuant to an effective registration statement under the Securities Act, and pursuant to effective registrations or qualifications under applicable state securities or blue sky laws, or pursuant to applicable exemptions from such registration or qualification.
7.4 Authorization
     (a) The execution, delivery, and performance of this Agreement by KBank and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of KBank, and except for the approval by the shareholders of KBank, no other corporate proceedings on the part of KBank are necessary to authorize this Agreement and the transactions contemplated hereby. Subject to shareholder approval, this Agreement is the valid and binding obligation of KBank enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, or moratorium or other similar laws or equitable principles affecting creditors’ rights generally and subject to general equitable principles which may limit the enforcement of certain remedies.
     (b) Except as reflected on Schedule 7.4 attached hereto and made a part hereof, neither the execution, delivery and performance of this Agreement by KBank, nor the consummation of the transactions contemplated hereby, nor compliance by KBank with any of the provisions hereof or thereof, will: (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge, or encumbrance upon any of the properties or assets of KBank under any of the terms, conditions or provisions of (A) its Articles or Articles of Incorporation or Bylaws or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which KBank may be bound, or to which KBank or any of the properties or assets of KBank may be subject; or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule, or regulation applicable to KBank or any of their respective properties or assets.
     (c) Other than in connection or in compliance with the applicable provisions of the Kansas Merger Law, and the consents, authorizations, approvals, or exemptions required under the National Bank Act or any applicable Federal or state banking statute, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by KBank of the transactions contemplated by this Agreement
     (d) KBank has no reason to believe that any required regulatory consent or approval will not be received or will be received with conditions or restrictions which KBank would deem unduly burdensome, or which would have an adverse impact on its capacity to consummate the transactions contemplated hereby.
7.5 KBank Financial Statements
     (a) The unaudited consolidated balance sheets of KBank as of December 31, 2005 and 2004, and the related unaudited consolidated statements of financial condition, income, changes in shareholders’ equity, and cash flows for the two years ended December 31, 2005, copies of which have been furnished by KBank to SNB, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, and present fairly, in all material respects, its financial position as of December 31, 2005 and 2004, and its consolidated results of operations and cash flows for the years then ended. The unaudited consolidated balance sheets of KBank as of future dates and the related unaudited consolidated statements of income, changes in shareholders’ equity and cash flows for the periods then ended, which may be provided by KBank to SNB subsequent to the date hereof, will be prepared in accordance with generally accepted accounting principles applied on a consistent basis, and will present fairly, in all material respects, its financial position as of such dates and its consolidated results of operations and cash flows for such periods.
     (b) The unaudited consolidated balance sheet of KBank as of September 30, 2006, and the related unaudited consolidated statements of income, shareholders’ equity, and cash flows for the three-month and nine-month periods then ended, and such unaudited interim financial statements which may be provided to SNB subsequent to the date hereof, have been and will be prepared in accordance with generally accepted accounting principles applied on a consistent basis, and present and will present fairly the financial position of KBank at the dates, and the consolidated results of operations, shareholders’ equity, and changes in the financial position of KBank for the periods stated therein, provided that all such unaudited interim financial statements are condensed and therefore do not include all of the information and footnotes required by accounting principles generally accepted for complete financial statements. In the case of interim fiscal periods, all adjustments, consisting only of normal recurring adjustments, have been and will be made, subject to year-end audit adjustments. The unaudited consolidated financial statements referred to in this Section 7.5 are referred to as the “KBank Consolidated Financial Statements.”
     (c) Without limitation of the foregoing, the allowance for loan losses reflected in each of the balance sheets included in the KBank Consolidated Financial Statements, was calculated in accordance with generally accepted accounting principles; and no facts have subsequently come to the attention of management of KBank which would cause it to restate in any material way the amount of the allowance for loan losses therein.
7.6 Books of Account; Corporate Records; Shareholder List
     (a) The books of account of KBank are maintained in compliance in all material respects with all applicable legal and accounting requirements. Not in limitation of the foregoing, the books and records of account of KBank contain sufficient information, in reasonably accessible form and format, to enable it to conduct business in the ordinary course with respect to the assets and liabilities of KBank, including but not limited to information which would enable it to make any required filings under the Bank Secrecy Act and regulations promulgated thereunder, and to prepare state and federal income tax and other tax returns applicable to KBank for periods ending on or before the Effective Time. The minute books of KBank accurately disclose all material corporate actions of its shareholders and Board of Directors and of all committees thereof.
     (b) A true and correct list of all of the holders of KBank Common Stock, including the address of such holders, is attached hereto as Schedule 7.6. The information provided by KBank to SNB as to the address of legal residence of the beneficial owners of shares held in street name, or by nominees or custodians, reflects, to the knowledge of KBank, the true and correct legal residence of such beneficial owners.
7.7 Reports
     As of September 30, 2006, KBank had filed, since that date has filed, and subsequent to the date hereof will file, all reports, registrations and statements, if any, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the Federal Financial Institutions Examination Counsel (“FFIEC”), (ii) the FDIC, and (iii) the Kansas Banking Department (the “KBD”) (all such reports and statements are collectively referred to herein as the “KBank Reports”). As of their respective dates, the KBank Reports complied and will comply in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
7.8 Absence of Certain Changes
     Except as reflected on Schedule 7.8 attached hereto and made a part hereof, since September 30, 2006, there has not been any change, in the nature of the business, results of operations, assets, financial condition, prospects, method of accounting or accounting practice, or manner of conducting the business of KBank, or otherwise, any of which changes has had, or may reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, assets, financial condition, results of operations, or prospects of KBank, or on the ability of KBank to consummate the transactions contemplated hereby.
7.9 Insurance
     All policies of insurance, including policies of title insurance, liability insurance, and financial institutions bonds maintained by KBank, including the identity of the carrier, type of coverage, policy limits, expiration, and claims made within the past five (5) years, are set forth in Schedule 7.9 attached hereto and made a part hereof. All such policies are in full force and effect and no notices of cancellation have been received in connection therewith. Such policies are in accordance with customary and reasonable practice in the banking industry in respect of types, and risks insured, for the business in which KBank are engaged, and are sufficient for compliance with all legal requirements and all agreements to which KBank is a party. KBank is not in default with respect to any such policy which default is material to KBank.
7.10 Properties, Leases, and Other Agreements
     Except as may be reflected in the KBank Consolidated Financial Statements or in Schedule 7.10 attached hereto and made a part hereof, and except for any lien for current taxes not yet delinquent, and except for imperfections of title, encumbrances and easements, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the use of, such properties or assets, KBank has good title, free and clear of any liens, claims, charges, options, or other encumbrances, to all of the personal and real property reflected in the consolidated balance sheet of KBank as of December 31, 2005, referred to above in Section 7.5, and all personal and real property acquired since such date, except such personal and real property as has been disposed of for fair value in the ordinary course of business. Except as set forth in Schedule 7.10 attached hereto and made a part hereof, all leases material to KBank, pursuant to which KBank, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any material existing default by KBank or any event which with notice or lapse of time or both would constitute such a material default. Schedule 7.10 attached hereto and made a part hereof sets forth a complete list and brief description of all real estate owned or leased by KBank (including real estate acquired by means of foreclosure, transfer in lieu of foreclosure or by exercise of any creditor’s right), and all personal property having a book value in excess of $25,000 owned or leased by KBank. Except as set forth on Schedule 7.10 hereto, each item of real estate described in Schedule 7.10 and used in the conduct of the business of KBank is in good repair and insurable at market rates; no notice of violation of zoning laws, building or fire codes, or other statutes, ordinances or regulations relating to the use or operation of such property has been received by or is known of by KBank; and there are no condemnation or similar proceedings pending or threatened against any such property or any portion thereof.
7.11 Taxes
     (a) KBank is taxed as a “C” corporation under federal and state law.
     (b) Except as set forth in Schedule 7.11 attached hereto and made a part hereof, KBank has duly filed, or will duly file, all Federal, state, local, and foreign tax returns (“Returns”) required by applicable law to be filed on or before the Effective Time (all such Returns being accurate and complete in all material respects), and have paid or have set up adequate reserves or accruals for the payment of all taxes required to be paid in respect of the periods covered by such Returns, and will pay, or where payment is not yet due, will set up adequate reserves or accruals adequate in all material respects for the payment of all taxes for any subsequent periods ending on or prior to the Effective Time or any portion of a subsequent period which includes the Effective Time and ends subsequent thereto. KBank will not have any material liability for any such taxes in excess of the amounts so paid or reserved or accruals so established. Except as set forth in Schedule 7.11 attached hereto and made a part hereof, KBank is not delinquent in the payment of any material tax, assessment, or governmental charge and has not requested any extension of time within which to file any tax returns in respect of any fiscal year which have not since been filed. Except as set forth in Schedule 7.11 attached hereto and made a part hereof, no material deficiencies for any tax, assessment or governmental charge have been proposed, asserted, or assessed (tentatively or definitively) against KBank which have not been settled and paid and, as of the date of this Agreement, no requests for waivers of the time to assess any tax, or waivers of the statutory period of limitation, are pending or have been granted, and KBank does not have in effect any currently effective power of attorney or authorization to any person to represent it in connection with any taxes.
7.12 Fiduciary Activities
     Since January 1, 1996, KBank has properly administered all accounts for which it acts as a fiduciary or agent (including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor) in accordance with the terms of the governing documents and applicable state and federal Law. Since January 1, 1996, neither KBank, HFS, nor any of their directors, officers, agents or employees, has committed any breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct and accurately reflect the assets of such fiduciary or agency account.
7.13 Intellectual Property
     (a) Except as set forth in Schedule 7.13, KBank owns or has the right to use all material Intellectual Property Rights (as defined below) necessary or required for the operation of its business as currently conducted (collectively, “KBank IP Rights”), and has the right to use, license, sublicense or assign the same by merger as contemplated by this Agreement without material liability to, or any requirement of consent from, any other person or party. Such KBank IP Rights constitute all Intellectual Property Rights necessary for the conduct of its businesses in the manner conducted immediately prior to the Effective Time. All KBank IP Rights are either owned by KBank free and clear of all Liens or are used pursuant to a license agreement; each such license agreement is valid and enforceable and in full force and effect; KBank is not in material default thereunder; and to the knowledge of KBank, no corresponding licensor is in material default thereunder. To the knowledge of KBank, and except as set forth in Schedule 7.13, none of KBank IP Rights infringes or otherwise conflicts with any Intellectual Property Rights or other right of any person; there is no pending or threatened litigation, adversarial proceeding, administrative action or other challenge or claim relating to any KBank IP Rights. There is no outstanding order relating to any KBank IP Rights; to the knowledge of KBank, there is currently no infringement by any person of any KBank IP Rights; and KBank IP Rights owned, used or possessed by KBank is sufficient and adequate to conduct the business of KBank to the full extent as such business is currently conducted.
     (b) As used herein, the term “Intellectual Property Rights” shall mean all industrial and intellectual property rights, including, without limitation, the name “Bank of Kansas” and any and all variations thereof used by KBank on and prior to the Closing Date, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyright, copyright applications, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools, software, databases and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.
7.14 Employee Relations
     (a) As of the date hereof, KBank is in all material respects in compliance with all Federal and state laws, regulations, and orders respecting employment and employment practices (including, without limitation, Title 7 of the Civil Rights Act of 1964), terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no pending, or to the knowledge of KBank, threatened actions, suits, or proceedings, administrative, arbitrarial, civil, criminal or otherwise, seeking to impose on KBank any penalty, or to recover any damages from KBank or any person to whom it may be obligated to provide indemnification or defense, as a result of the violation or alleged violation of any of such employment related laws, regulations, or orders, and there is no basis for any of the foregoing. As of the date hereof, no dispute exists between KBank and any of its employee groups regarding employee organization, wages, hours, or conditions of employment which would materially interfere with the business or operations of KBank.
     (b) As of the date hereof, there are no labor or collective bargaining agreements binding upon KBank or to which KBank is a party, and, except as set forth in Schedule 7.14, no employment, severance, change in control or consulting agreements binding upon KBank, or to which KBank is a party. As of the date hereof, KBank is not aware of any attempts to organize a collective bargaining unit to represent any of its employee groups. All contributions due on or prior to the date hereof to any pension, profit-sharing, or similar plan of KBank have been paid or provided for in accordance with the Employee Retirement Income Security Act of 1974, as amended, and all other applicable Federal and state statutes and regulations. Schedule 7.14 sets forth each employment contract, deferred compensation, non-competition, bonus, stock option, profit sharing, pension, retirement, change in control, severance, incentive, and insurance arrangement or plan, and any other remunerative or fringe benefit arrangement applicable to KBank, discretionary and nondiscretionary, vested and unvested, including, without limitation, the amounts currently payable pursuant to any employment agreement or other such arrangement.
7.15 ERISA
     (a) Schedule 7.15 sets forth a complete list of KBank’s employee pension benefit plans within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, group insurance plans and all other employee welfare benefits plans within the meaning of Section 3(1) of ERISA, maintained for the benefit of the employees or former employees, including any beneficiaries thereof, and directors or former directors of KBank. KBank has delivered to SNB a true and correct copy of each such employee benefit plan. Other than as set forth in this Section 7.15 and Schedule 7.15, KBank does not maintain any plans of the type described in this Section.
     (b) All “employee benefit plans” (as defined in Section 3(3) of ERISA) comply in all material respects with all applicable provisions of ERISA, the Code, and all other Federal, state, or local laws. The assets of KBank are not subject to any liens under ERISA or the Code with respect to any employee benefit plan of KBank or an Affiliate (as defined below), and no event has occurred, or condition exists, which could subject KBank or its assets to a future liability, obligation, or lien arising out of any employee benefit plan of KBank or an Affiliate.
     (c) All employee benefit plans currently or previously maintained, sponsored, or contributed to by KBank have been administered, maintained, and operated in accordance with their terms. All contributions, payments, fees or expenses relating to each such employee benefit plan that were deducted by KBank for income tax purposes were properly deductible in the year claimed. There are no actions, claims (other than routine benefit claims made in the ordinary course), proceedings or inquiries, pending or threatened, with respect to any such employee benefit plan, and KBank has any knowledge of any fact which could give rise to any such action, claim, proceeding or inquiry. Neither KBank, nor any other person or entity who or which is a party in interest (as defined in Section 3(14) of ERISA) or disqualified person (as defined in Section 4975(e)(2) of the Code) has acted or failed to act with respect to any such employee benefit plan in any manner which constitutes: (1) a breach of fiduciary responsibility under ERISA; (2) a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code; or (3) any other violation of ERISA or the Code. KBank is not obligated to indemnify, reimburse, or contribute to the liabilities or expenses of any person or entity that may have committed or been involved in any such fiduciary breach, prohibited transaction, or ERISA or Code violation. Each such employee benefit plan which is intended to meet the requirements for tax-favored treatment under Subtitle A, Chapter 1 of the Code meets such requirements. Each such employee benefit plan that was intended to constitute a qualified plan under Section 401(a) of the Code has, at all times, been qualified, in form and operation, under Section 401(a) of the Code, and any related trust is and has, at all times, been exempt from income tax. Neither KBank nor any Affiliate (as defined below) has ever maintained or contributed to a multiemployer plan (as defined in Section 3(37) of ERISA). All returns, reports, statements, notices, declarations, or documents relating to an employee benefit plan that are required by law to be filed with or furnished to any Federal, state, or local governmental agency have been timely filed. Any employee benefit plan (including any employee benefit plan of an Affiliate) that is a group health plan (as defined in Section 5000(b)(1) of the Code) has complied in each and every case with the requirements of Sections 601 through 607 of ERISA and Section 4980B of the Code and all other applicable Federal, state, and local laws relating to continuation coverage (collectively “COBRA”), and no such plan provides benefits to former employees or their beneficiaries (except to the extent required under COBRA). Each employee benefit plan can be amended, modified, or terminated without participant consent and without additional liability accruing to KBank after the date of Plan termination. For this purpose, liabilities accrued on or before the date of Plan termination shall be limited to the following: (1) in the case of an employee benefit pension plan (within the meaning of Section 3(2) of ERISA), the participant’s “accrued benefit,” as defined in Section 3(23) of ERISA; and (2) in the case of an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), claims for expenses, costs, or services (including, but not limited to, medical and other health care services) actually performed or incurred before the date of the Plan termination. Any prior amendment, modification, or termination of an employee benefit plan has been made in accordance with the terms of the Plan and applicable law.
     (d) For purposes of this Section 7.15, the term Affiliate means an entity included in the group of entities consisting of KBank and all other entities that are treated as part of the same controlled group under Section 414(b), (c), (m), or (o) of the Code.
7.16 Contracts; Consents
     Except as disclosed in Schedule 7.16, KBank is not a party to, and no property or assets of KBank is subject to any contract, agreement, lease, sublease, license, arrangement, understanding, or instrument calling for payments in excess of $25,000 over the term of the contract or in any year (“Material Contract”). Each such Material Contract is valid and in full force and effect, and all parties thereto have in all material respects performed all obligations thereunder required to be performed to date, and are not in material default. Except as disclosed in Schedule 7.16, each Material Contract is assumable and assignable in connection with the Merger Transaction without consent of the other party thereto and does not contain any provision, increasing or accelerating payments otherwise due, or changing or modifying the provisions or terms of such Material Contract as a result of this Agreement or the transactions contemplated hereby. Except for the governmental approvals referred to in Section 7.4 and as set forth on Schedule 7.16, no consent, permission acquiescence, approval, or authorization of or by any third party is required to permit KBank to consummate the transactions contemplated hereby.
7.17 Related Party Transactions
     (a) Except as disclosed in Schedule 7.17 or except as entered into in the ordinary course of business consistent with past practices, KBank does not have any contract, extension of credit, business arrangement, depository relationship, or other relationship with (i) any present or former director or officer of KBank; (ii) any shareholder of KBank owning 5% or more of the KBank Common Stock; or (iii) any affiliate or associate of the foregoing. Each extension of credit disclosed in Schedule 7.17 has been made in the ordinary course of business, and on the same terms, including interest rate and collateral, as those prevailing at the time for comparable arms-length transactions, and does not involve more than the normal risk of collectibility or present other unfavorable features. Schedule 7.17 sets forth a complete list of (i) all extensions of credit by KBank to its directors and executive officers in an outstanding amount greater than $100,000 and (ii) all deposit accounts at KBank of which its directors and executive officers are account holders with a balance greater than $100,000.
7.18 Loans
     Except as set forth in Schedule 7.18, to the knowledge of KBank, each of the loans of KBank represents the legal, valid, and binding obligation of the borrowers named therein, enforceable in accordance with its terms (including the validity, perfection and enforceability of any lien, security interest, or other encumbrance relating to such loan), except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or affecting the enforcement of creditors’ rights generally, and subject to general principles of equity which may limit the enforcement of certain remedies, and each such loan was made in substantial compliance with the provisions of applicable law and regulation, including but not limited to the Real Estate Settlement Practices Act and the Truth in Lending Act and the regulations promulgated thereunder. Except as set forth in Schedule 7.18, to the knowledge of KBank, no default (including any event or circumstance which with the passage of time or the giving of notice or both would constitute a default) in respect of any material provision of any such loan exists, and KBank has no knowledge of any borrower’s inability to repay any of such loans when due, whether or not such borrower is currently in default.
7.19 Environmental Matters
     (a) To the knowledge of KBank and HFS, except as disclosed in Schedule 7.19, no environmental contaminant, pollutant, toxic or hazardous waste or similar or like substance is being or has been generated, used, stored, processed, disposed of, discharged at, or was or is otherwise present at and Covered Real Estate, as defined below. Without limitation, to the knowledge of KBank and HFS, (i) there is no asbestos or any material amount of ureaformaldehyde materials in or on any Covered Real Estate; (ii) no electrical transformers or capacitors, other than those owned by public utility companies, on any Covered Real Estate contain any PCB’s; and (iii) there are no underground or aboveground storage tanks and there have never been any underground or aboveground storage tanks located on, in or under any Covered Real Estate.
     (b) Except as disclosed in Schedule 7.19, there is no legal, administrative, arbitrarial or other proceeding, claim, action, cause of action or governmental proceeding or investigation of any nature whatsoever, seeking to impose, or that could result in the imposition, on KBank of any liability arising under any local, state, or Federal environmental statute, regulation, rule or ordinance, pending or, to the knowledge of KBank, threatened against KBank; and there is no reasonable basis for any of the foregoing; and KBank is not subject to any agreement, order, judgment, decree, or memorandum of any court, governmental authority, regulatory agency or third party imposing any such liability.
     (c) For purposes of this Section 7.19, “Covered Real Estate” includes (i) any real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure, transfer in lieu of foreclosure, or by exercise of any other creditor’s right) or leased by KBank, (ii) any real estate which is pledged or stands as collateral security for any loan or other extension of credit by KBank, or (iii) any real estate in the management of which KBank directly or indirectly participates.
7.20 Litigation and Other Proceedings
     Except as set forth in Schedule 7.20, KBank is not a party to any pending, or, to the knowledge of KBank, threatened claim, action, suit, investigation or proceeding or subject to any order, judgment or decree, except for matters which, in the aggregate, cannot reasonably be anticipated to have a material adverse effect on the business, operations, assets, financial condition, results of operations, or prospects of KBank, and there is no basis for any of the foregoing. Schedule 7.20 sets forth a complete and accurate list of all pending actions, suits, investigations or proceedings to which KBank is a party or which relate to any material portion of its assets, and threatened actions, suits, investigation or proceedings of which KBank has knowledge, to which KBank believes it may become a party or which relate to any material portion of its assets. KBank does not have any knowledge of any pending or threatened action, suit, or proceeding which presents a claim to prohibit, restrict, or restrain the transactions contemplated hereby.

7.21 Absence of Undisclosed Liabilities
     Except as disclosed in Schedule 7.21, or as reflected, noted, or adequately reserved against in the KBank Consolidated Financial Statements, KBank has no material liabilities (whether accrued, absolute, contingent, or otherwise) which were required to be reflected, noted, or reserved against in the balance sheet included therein under generally accepted accounting principles. Except as disclosed in Schedule 7.21, KBank and the KBank Subsidiaries have not incurred, since September 30, 2006, any such liability, other than liabilities of the same nature as those set forth in the balance sheet, all of which have been incurred in the ordinary course of business as conducted prior to September 30, 2006.
7.22 Compliance with Laws
     (a) KBank has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, Federal, state, local, or foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as currently conducted and the absence of which would have a material adverse effect on such business; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and, to the best knowledge of KBank, no suspension or cancellation of any of them is threatened; and all such filings, applications, and registrations are current. The conduct of its business by KBank has not violated, and does not violate, in any material respect, any applicable domestic (Federal, state or local) or foreign law, statute, ordinance, license, or regulation now in effect. KBank is not in default under any order, license, agreement, memorandum of understanding, resolution, regulation, or demand of any Federal, state, local, or other governmental agency or with respect to any order, writ, injunction, or decree of any court
     (b) KBank is in substantial compliance in all material respects with all applicable Federal, state, and local statutes, laws, regulations, ordinances, rules, judgments, orders, and decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act (“CRA”), the Home Mortgage Disclosure Act, the Bank Secrecy Act (“BSA”), the USA PATRIOT Act (the “Patriot Act”), the Flood Disaster Protection Act, as amended (the “Flood Act”) and all applicable fair lending laws and other laws relating to discriminatory business practices. KBank has received a rating of “Satisfactory” in its most recent examination or interim review with respect to the Community Reinvestment Act (“CRA”). Without limitation of the above; neither KBank nor HFS is aware of, has been advised of, or has reason to believe that any facts or circumstances exist, which would cause KBank: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; (ii) to be in violation of the Flood Act or related regulations; or (iii) to be deemed to be operating in violation in any material respect of the Currency and Foreign Transactions Reporting Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation. KBank’s board of directors has adopted and implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with the Patriot Act and such anti-money laundering program meets the requirements in all material respects of the Patriot Act and the regulations thereunder, and KBank has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.
     (c) Except as disclosed in Schedule 7.22, no Federal, state, local, or other governmental authority has placed any restrictions on the business of KBank or any of the KBank Subsidiaries in effect at any time since December 31, 2000 which reasonably could be expected to have a material adverse effect on the business, operations, assets, financial condition, results of operations, or prospects of KBank.
7.23 Filings, Etc.
     (a) None of the information supplied or to be supplied by KBank for inclusion, or included, in (i) the Meeting Materials or (ii) any other documents to be filed with any regulatory agency in connection with the transactions contemplated hereby will, at the respective times such information is supplied or such documents are filed or mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. All documents that KBank is responsible for filing with any regulatory agency in connection with the transactions contemplated hereby, and all information provided by KBank to SNB for inclusion in any such filings by SNB or Southwest, will comply in all material respects with the provisions of applicable law.
7.24 Anti-Takeover Provisions
     KBank has taken all actions required to exempt it, this Agreement, and the Merger from any provisions of an anti-takeover nature contained in its organizational documents or the provisions of any Federal or state “anti-takeover,” “fair price,” “moratorium,” “affiliate transaction,” “control share acquisition,” or similar laws or regulations (“Takeover Laws”).
7.25 Determination of Fairness by KBank Board
     The Board of Directors of KBank has determined that the Merger is in the best interests of KBank and the KBank shareholders, and that the Merger Consideration is fair to the KBank shareholders.
7.26 Brokers and Finders
     Except as disclosed in Schedule 7.26, neither KBank, nor any of its officers, directors, employees, or shareholders has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder’s fees, and no broker or finder has acted, directly or indirectly, for KBank, in connection with this Agreement or the transactions contemplated hereby.
ARTICLE VIII—REPRESENTATIONS AND WARRANTIES WITH RESPECT TO HFS
     HFS represents and warrants to Southwest and SNB as follows:
8.1 Organization and Authority
     (a) HFS is a corporation duly organized, validly existing, and in good standing under the laws of the State of Kansas, and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). HFS has the corporate power and authority to own its properties and assets and to carry on its business, and the business of KBank and its other subsidiaries, if any, as now being conducted and to enter into and carry out its obligations under this Agreement. HFS is qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary, except where the failure to obtain such qualification would not have a material adverse effect on the business, operations, assets, financial condition, prospects, or results of operations, of HFS and its subsidiaries, taken as a whole. HFS has all necessary governmental authorizations to own or lease its properties and assets, and carry on its business as now being conducted, with the exception of those authorizations which the failure to obtain would not have a material adverse effect on the business, operations, assets, financial condition, results of operations, or prospects of HFS and its subsidiaries, taken as a whole.
8.2 HFS Subsidiaries
     (a) HFS directly owns 21,065 outstanding shares of the capital stock of KBank, all of which are fully paid and non-assessable and are owned by it free and clear of any claim, lien, encumbrance, or agreement with respect thereto.
     (b) Except for KBank, HFS does not control, within the meaning of the BHC Act, any entity (including, without limitation, active or inactive corporations, partnerships, joint ventures, trusts, and limited liability companies), and except as reflected on Schedule 8.2 attached hereto and made a part hereof, does not own any capital stock or other interests in any other entity.
8.3 HFS Capital Structure
     (a) The authorized capital stock of HFS consists of 1,500 shares of Common Stock, par value $100.00 per share, all of which are issued and outstanding, and none of which are held in treasury or by any HFS Subsidiary. There are no other shares of capital stock or other equity securities of HFS outstanding and no other outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of capital stock of HFS, or contracts, commitments, understandings, or arrangements by which HFS was or may become bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.
     (b) All of the outstanding shares of HFS Common Stock are duly and validly issued, and are fully paid and nonassessable. No shares of HFS Common Stock have been issued in violation of the preemptive or preferential rights of any holder of HFS capital stock. All of the outstanding shares of HFS Common Stock have been issued pursuant to an effective registration statement under the Securities Act, and pursuant to effective registrations or qualifications under applicable state securities or blue sky laws, or pursuant to applicable exemptions from such registration or qualification.
8.4 Authorization
     (a) The execution, delivery, and performance of this Agreement by HFS and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of HFS, and except for the approval by the shareholders of HFS, no other corporate proceedings on the part of HFS are necessary to authorize this Agreement and the transactions contemplated hereby. Subject to shareholder approval, this Agreement is the valid and binding obligation of HFS enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, or moratorium or other similar laws or equitable principles affecting creditors’ rights generally and subject to general equitable principles which may limit the enforcement of certain remedies.
     (b) Except as reflected on Schedule 7.4 attached hereto and made a part hereof, neither the execution, delivery and performance of this Agreement by HFS, nor the consummation of the transactions contemplated hereby, nor compliance by HFS with any of the provisions hereof or thereof, will: (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge, or encumbrance upon any of the properties or assets of HFS under any of the terms, conditions or provisions of (A) its Articles or Articles of Incorporation or Bylaws or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which HFS may be bound, or to which HFS or any of the properties or assets of HFS may be subject; or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule, or regulation applicable to HFS or any of their respective properties or assets.
     (c) Other than in connection or in compliance with the applicable provisions of the Kansas Merger Law, and the consents, authorizations, approvals, or exemptions required under the National Bank Act or any applicable Federal or state banking statute, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by HFS of the transactions contemplated by this Agreement
     (d) HFS has no reason to believe that any required regulatory consent or approval will not be received or will be received with conditions or restrictions which HFS would deem unduly burdensome, or which would have an adverse impact on its capacity to consummate the transactions contemplated hereby.
8.5 HFS Financial Statements
     (a) The unaudited balance sheets of HFS as of December 31, 2005 and 2004, and the related unaudited statements of income and changes in shareholders’ equity for the two years ended December 31, 2005, copies of which have been furnished by HFS to SNB, present fairly, in all material respects, its financial position as of December 31, 2005 and 2004, and its results of operations and changes in shareholders’ equity for the years then ended. The balance sheets of HFS as of future dates and the related statements of income and changes in shareholders’ equity for the periods then ended, which may be provided by HFS to SNB subsequent to the date hereof, will present fairly, in all material respects, its financial position as of such dates and its consolidated results of operations and changes in shareholders’ equity for such periods.
     (b) The unaudited balance sheet of HFS as of September 30, 2006, and the related unaudited statements of income and shareholders’ equity for the three-month and nine-month periods then ended, and such unaudited interim financial statements which may be provided to SNB subsequent to the date hereof, have been and will present fairly the financial position of HFS at the dates, and the results of operations, and changes in shareholders’ equity of HFS for the periods stated therein. In the case of interim fiscal periods, all adjustments, consisting only of normal recurring adjustments, have been and will be made, subject to year-end adjustments. Together, the unaudited financial statements referred to in this Section 8.5 are referred to as the “HFS Financial Statements.”

8.6 Books of Account; Corporate Records; Shareholder List
     (a) The books of account of KBank are maintained in compliance in all material respects with all applicable legal and accounting requirements. Not in limitation of the foregoing, the books and records of account of HFS contain sufficient information, in reasonably accessible form and format, to enable it to conduct business in the ordinary course with respect to the assets and liabilities of HFS, including but not limited to information which would enable it to make any required filings under the BHC Act and to prepare state and federal income tax and other tax returns applicable to KBank for periods ending on or before the Effective Time. The minute books of HFS accurately disclose all material corporate actions of its shareholders and Board of Directors and any committees thereof.
     (b) A true and correct list of all of the holders of HFS Common Stock, including the address of such holders, is attached hereto as Schedule 8.6 The information provided by HFS to SNB as to the address of legal residence of the beneficial owners of shares held in street name, or by nominees or custodians, reflects, to the knowledge of KBank, the true and correct legal residence of such beneficial owners.
8.7 Reports
     (a) As of September 30, 2006, HFS had filed, since that date has filed, and subsequent to the date hereof will file, all reports, registrations and statements, if any, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the Board of Governors of the Federal Reserve System (“Federal Reserve”), (ii) the Kansas Banking Department (the “KBD”), and any federal and state regulatory authority (all such reports and statements are collectively referred to herein as the “HFS Reports”). As of their respective dates, the HFS Reports complied and will comply in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
8.8 Absence of Certain Changes
     Except as reflected on Schedule 8.9 attached hereto and made a part hereof, since September 30, 2006, there has not been any change, in the nature of the business, results of operations, assets, financial condition, prospects, method of accounting or accounting practice, or manner of conducting the business of HFS, or otherwise, any of which changes has had, or may reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, assets, financial condition, results of operations, or prospects of HFS, or on the ability of HFS to consummate the transactions contemplated hereby.
8.9 Properties, Leases, and Other Agreements
     Except as may be reflected in Schedule 8.9 attached hereto and made a part hereof, and except for any lien for current taxes not yet delinquent, and except for imperfections of title, encumbrances and easements, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present or proposed use of, such properties or assets, HFS has good title, free and clear of any liens, claims, charges, options, or other encumbrances, to all of the personal and real property reflected in the unaudited balance sheet of HFS as of December 31, 2005, referred to above in Section 8.6, and all personal and real property acquired since such date, except such personal and real property as has been disposed of for fair value in the ordinary course of business. Except as set forth in Schedule 8.9 attached hereto and made a part hereof, all leases material to HFS, pursuant to which HFS, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any material existing default by KBank or any event which with notice or lapse of time or both would constitute such a material default. Schedule 8.9 attached hereto and made a part hereof sets forth a complete list and brief description of all real estate owned or leased by HFS (including real estate acquired by means of foreclosure, transfer in lieu of foreclosure or by exercise of any creditor’s right), and all personal property having a value in excess of $25,000 owned or leased by HFS. Except as set forth on Schedule 7.10 hereto, each item of real estate described in Schedule 8.9 and used in the conduct of the business of HFS is in good repair and insurable at market rates; no notice of violation of zoning laws, building or fire codes, or other statutes, ordinances or regulations relating to the use or operation of such property has been received by or is known of by HFS; and there are no condemnation or similar proceedings pending or threatened against any such property or any portion thereof.

8.10 Taxes
     (a) HFS is taxed as a “C” corporation under federal and state law.
     (b) Except as set forth in Schedule 8.10 attached hereto and made a part hereof, HFS has duly filed, or will duly file, all Federal, state, local, and foreign tax returns (“Returns”) required by applicable law to be filed on or before the Effective Time (all such Returns being accurate and complete in all material respects), and have paid or have set up adequate reserves or accruals for the payment of all taxes required to be paid in respect of the periods covered by such Returns, and will pay, or where payment is not yet due, will set up adequate reserves or accruals adequate in all material respects for the payment of all taxes for any subsequent periods ending on or prior to the Effective Time or any portion of a subsequent period which includes the Effective Time and ends subsequent thereto. HFS will not have any material liability for any such taxes in excess of the amounts so paid or reserved or accruals so established. Except as set forth in Schedule 8.10 attached hereto and made a part hereof, HFS is not delinquent in the payment of any material tax, assessment, or governmental charge and has not requested any extension of time within which to file any tax returns in respect of any fiscal year which have not since been filed. Except as set forth in Schedule 8.10 attached hereto and made a part hereof, no material deficiencies for any tax, assessment or governmental charge have been proposed, asserted, or assessed (tentatively or definitively) against HFS which have not been settled and paid and, as of the date of this Agreement, no requests for waivers of the time to assess any tax, or waivers of the statutory period of limitation, are pending or have been granted, and HFS does not have in effect any currently effective power of attorney or authorization to any person to represent it in connection with any taxes.
8.11 Fiduciary Activities
     HFS does not and has not, since January 1, 1996, exercised any trust powers or administered any accounts as a fiduciary or agent, trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.
8.12 Intellectual Property
     Except as set forth in Schedule 8.12 attached hereto and made a part hereof, HFS owns or possesses the right, free of the claims of any third party, to use all material trademarks, service marks, trade names, copyrights, patents, and licenses currently used by it in the conduct of its business, each of which is described in Schedule 8.12. No material product or service offered and no material trademark, service mark, or similar right used by HFS infringes any rights of any other person, and, as of the date hereof, HFS has not received written or oral notice of any claim of such infringement.
8.13 Employee Relations
     (a) As of the date hereof, HFS is in all material respects in compliance with all Federal and state laws, regulations, and orders respecting employment and employment practices (including, without limitation, Title 7 of the Civil Rights Act of 1964), terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no pending, or to the knowledge of HFS, threatened actions, suits, or proceedings, administrative, arbitrarial, civil, criminal or otherwise, seeking to impose on HFS any penalty, or to recover any damages from HFS or any person to whom it may be obligated to provide indemnification or defense, as a result of the violation or alleged violation of any of such employment related laws, regulations or orders, and there is no basis for any of the foregoing. As of the date hereof, no dispute exists between HFS and any of its employee groups regarding employee organization, wages, hours, or conditions of employment which would materially interfere with the business or operations of HFS.
     (b) As of the date hereof, there are no labor or collective bargaining agreements binding upon HFS or to which HFS is a party, and, except as set forth in Schedule 8.13, no employment, severance, change in control or consulting agreements binding upon HFS, or to which HFS is a party. As of the date hereof, HFS is not aware of any attempts to organize a collective bargaining unit to represent any of its employee groups. All contributions due on or prior to the date hereof to any pension, profit-sharing, or similar plan of HFS have been paid or provided for in accordance with the Employee Retirement Income Security Act of 1974, as amended, and all other applicable Federal and state statutes and regulations. Schedule 8.13 sets forth each employment contract, deferred compensation, non-competition, bonus, stock option, profit sharing, pension, retirement, change in control, severance, incentive, and insurance arrangement or plan, and any other remunerative or fringe benefit arrangement applicable to HFS, discretionary and nondiscretionary, vested and unvested, including, without limitation, the amounts currently payable pursuant to any employment agreement or other such arrangement.
8.14 ERISA
     (a) Schedule 8.14 sets forth a complete list of HFS’s employee pension benefit plans within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, group insurance plans and all other employee welfare benefits plans within the meaning of Section 3(1) of ERISA, maintained for the benefit of the employees or former employees, including any beneficiaries thereof, and directors or former directors of HFS. HFS has delivered to SNB a true and correct copy of each such employee benefit plan. Other than as set forth in this Section 7.15 and Schedule 8.14, HFS does not maintain any plans of the type described in this Section.
     (b) All “employee benefit plans” (as defined in Section 3(3) of ERISA) comply in all material respects with all applicable provisions of ERISA, the Code, and all other Federal, state, or local laws. The assets of HFS are not subject to any liens under ERISA or the Code with respect to any employee benefit plan of HFS or an Affiliate (as defined below), and no event has occurred, or condition exists, which could subject HFS or its assets to a future liability, obligation, or lien arising out of any employee benefit plan of HFS or an Affiliate.
     (c) All employee benefit plans currently or previously maintained, sponsored, or contributed to by HFS have been administered, maintained, and operated in accordance with their terms. All contributions, payments, fees or expenses relating to each such employee benefit plan that were deducted by HFS for income tax purposes were properly deductible in the year claimed. There are no actions, claims (other than routine benefit claims made in the ordinary course), proceedings or inquiries, pending or threatened, with respect to any such employee benefit plan, and HFS has any knowledge of any fact which could give rise to any such action, claim, proceeding or inquiry. Neither HFS, nor any other person or entity who or which is a party in interest (as defined in Section 3(14) of ERISA) or disqualified person (as defined in Section 4975(e)(2) of the Code) has acted or failed to act with respect to any such employee benefit plan in any manner which constitutes: (1) a breach of fiduciary responsibility under ERISA; (2) a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code; or (3) any other violation of ERISA or the Code. HFS is not obligated to indemnify, reimburse, or contribute to the liabilities or expenses of any person or entity that may have committed or been involved in any such fiduciary breach, prohibited transaction, or ERISA or Code violation. Each such employee benefit plan which is intended to meet the requirements for tax-favored treatment under Subtitle A, Chapter 1 of the Code meets such requirements. Each such employee benefit plan that was intended to constitute a qualified plan under Section 401(a) of the Code has, at all times, been qualified, in form and operation, under Section 401(a) of the Code, and any related trust is and has, at all times, been exempt from income tax. Neither HFS nor any Affiliate (as defined below) has ever maintained or contributed to a multiemployer plan (as defined in Section 3(37) of ERISA). All returns, reports, statements, notices, declarations, or documents relating to an employee benefit plan that are required by law to be filed with or furnished to any Federal, state, or local governmental agency have been timely filed. Any employee benefit plan (including any employee benefit plan of an Affiliate) that is a group health plan (as defined in Section 5000(b)(1) of the Code) has complied in each and every case with the requirements of Sections 601 through 607 of ERISA and Section 4980B of the Code and all other applicable Federal, state, and local laws relating to continuation coverage (collectively “COBRA”), and no such plan provides benefits to former employees or their beneficiaries (except to the extent required under COBRA). Each employee benefit plan can be amended, modified, or terminated without participant consent and without additional liability accruing to HFS after the date of Plan termination. For this purpose, liabilities accrued on or before the date of Plan termination shall be limited to the following: (1) in the case of an employee benefit pension plan (within the meaning of Section 3(2) of ERISA), the participant’s “accrued benefit,” as defined in Section 3(23) of ERISA; and (2) in the case of an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), claims for expenses, costs, or services (including, but not limited to, medical and other health care services) actually performed or incurred before the date of the Plan termination. Any prior amendment, modification, or termination of an employee benefit plan has been made in accordance with the terms of the Plan and applicable law.
     (d) For purposes of this Section 8.14, the term Affiliate means an entity included in the group of entities consisting of HFS and all other entities that are treated as part of the same controlled group under Section 414(b), (c), (m), or (o) of the Code.

8.15 Contracts; Consents
     (a) Except as disclosed in Schedule 8.15, HFS is not a party to, and no property or assets of HFS is subject to any contract, agreement, lease, sublease, license, arrangement, understanding, or instrument calling for payments in excess of $25,000 over the term of the contract or in any year (“Material Contract”). Each such Material Contract is valid and in full force and effect, and all parties thereto have in all material respects performed all obligations thereunder required to be performed to date, and are not in material default. Except as disclosed in Schedule 8.15, each Material Contract is assumable and assignable without consent of the other party thereto and does not contain any provision, increasing or accelerating payments otherwise due, or changing or modifying the provisions or terms of such Material Contract as a result of this Agreement or the transactions contemplated hereby. Except for the governmental approvals referred to in Section 7.4 and as set forth on Schedule 8.15, no consent, permission acquiescence, approval, or authorization of or by any third party is required to permit HFS to consummate the transactions contemplated hereby.
8.16 Related Party Transactions
     Except as disclosed in Schedule 8.16 HFS does not have any contract, extension of credit, business arrangement, depository relationship, or other relationship with (i) any present or former director or officer of KBank; (ii) any shareholder of HFS owning 5% or more of the KBank Common Stock; or (iii) any affiliate or associate of the foregoing. Each extension of credit disclosed in Schedule 8.16 has been made in the ordinary course of business, and on the same terms, including interest rate and collateral, as those prevailing at the time for comparable arms-length transactions, and does not involve more than the normal risk of collectibility or present other unfavorable features.
8.17 Environmental Matters
     (a) To the knowledge of HFS, except as disclosed in Schedule 8.17, no environmental contaminant, pollutant, toxic or hazardous waste or similar or like substance is being or has been generated, used, stored, processed, disposed of, discharged at, or was or is otherwise present at and Covered Real Estate, as defined below. Without limitation, to the knowledge of HFS, (i) there is no asbestos or any material amount of ureaformaldehyde materials in or on any Covered Real Estate; (ii) no electrical transformers or capacitors, other than those owned by public utility companies, on any Covered Real Estate contain any PCB’s; and (iii) there are no underground or aboveground storage tanks and there have never been any underground or aboveground storage tanks located on, in or under any Covered Real Estate.
     (b) Except as disclosed in Schedule 8.17, there is no legal, administrative, arbitrarial or other proceeding, claim, action, cause of action or governmental proceeding or investigation of any nature whatsoever, seeking to impose, or that could result in the imposition, on HFS of any liability arising under any local, state, or Federal environmental statute, regulation, rule or ordinance, pending or, to the knowledge of HFS, threatened against HFS; and there is no reasonable basis for any of the foregoing; and HFS is not subject to any agreement, order, judgment, decree, or memorandum of any court, governmental authority, regulatory agency or third party imposing any such liability.
     (c) For purposes of this Section 8.17, “Covered Real Estate” includes (i) any real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure, transfer in lieu of foreclosure, or by exercise of any other creditor’s right) or leased by HFS, (ii) any real estate which is pledged or stands as collateral security for any loan or other extension of credit by HFS, or (iii) any real estate in the management of which HFS directly or indirectly participates or previously participated.
8.18 Litigation and Other Proceedings
     Except as set forth in Schedule 8.18 HFS is not a party to any pending, or, to the knowledge of HFS, threatened claim, action, suit, investigation or proceeding or subject to any order, judgment or decree, except for matters which, in the aggregate, cannot reasonably be anticipated to have a material adverse effect on the business, operations, assets, financial condition, results of operations, or prospects of HFS, taken as a whole, and there is no basis for any of the foregoing. Schedule 8.18 sets forth a complete and accurate list of all pending actions, suits, investigations or proceedings to which HFS is a party or which relate to any material portion of its assets, and threatened actions, suits, investigation or proceedings of which HFS has knowledge, to which HFS believes it may become a party or which relate to any material portion of its assets. HFS does not have any knowledge of any pending or threatened action, suit, or proceeding which presents a claim to prohibit, restrict, or restrain the transactions contemplated hereby.
8.19 Absence of Undisclosed Liabilities
     Except as disclosed in Schedule 8.19, HFS has no material liabilities (whether accrued, absolute, contingent, or otherwise) which were required to be reflected, noted, or reserved against in the balance sheet included therein under generally accepted accounting principles. Except as disclosed in Schedule 8.19, HFS and any HFS Subsidiaries have not incurred, since December 31, 2005, any such liability, other than liabilities of the same nature as those set forth in the balance sheet, all of which have been incurred in the ordinary course of business as conducted prior to December 31, 2005.
8.20 Condition at Effective Time; Fair Value
     At the Effective Time,
     (a) The liabilities of HFS as determined in accordance with generally accepted accounting principles shall consist solely of the accrued liability for taxes required as of the Effective Date pursuant to Section 8.10 hereof;
     (b) The assets of HFS as determined in accordance with generally accepted accounting principles shall consist solely of:
     (i) The investment in KBank Common Stock described in Section 8.2(a); and
     (ii) Cash on deposit in KBank in an amount equal to the total of (A) liabilities accrued pursuant to Section 8.20(a) and (B) the total of any and all tax liabilities not required to be accrued under Section 8.20(a), but payable by HFS or any successor thereto by reason of the Merger.
     (c) The fair value of the HFS shareholders’ equity shall be deemed to be $12,849,650.00.
8.21 Compliance with Laws
     (a) HFS has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, Federal, state, local, or foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as currently conducted and the absence of which would have a material adverse effect on such business; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and, to the best knowledge of HFS, no suspension or cancellation of any of them is threatened; and all such filings, applications, and registrations are current. The conduct of its business by HFS has not violated, and does not violate, in any material respect, any applicable domestic (Federal, state or local) or foreign law, statute, ordinance, license, or regulation now in effect. HFS is not in default under any order, license, agreement, memorandum of understanding, resolution, regulation, or demand of any Federal, state, local, or other governmental agency or with respect to any order, writ, injunction, or decree of any court.
     (b) HFS is in substantial compliance in all material respects with all applicable Federal, state, and local statutes, laws, regulations, ordinances, rules, judgments, orders, and decrees applicable thereto or to the employees conducting such businesses.
     (c) Except as disclosed in Schedule 8.21, no Federal, state, local, or other governmental authority has placed any restrictions on the business of HFS or any HFS Subsidiaries in effect at any time since December 31, 2000 which reasonably could be expected to have a material adverse effect on the business, operations, assets, financial condition, results of operations, or prospects of HFS, taken as a whole.
8.22 Filings, Etc.
     None of the information supplied or to be supplied by HFS for inclusion, or included, in (i) the Meeting Materials or (ii) any other documents to be filed with any regulatory agency in connection with the transactions contemplated hereby will, at the respective times such information is supplied or such documents are filed or mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. All documents that HFS is responsible for filing with any regulatory agency in connection with the transactions contemplated hereby, and all information provided by HFS to SNB for inclusion in any such filings by SNB or Southwest, will comply in all material respects with the provisions of applicable law.

8.23 Anti-Takeover Provisions
     HFS has taken all actions required to exempt it, this Agreement, and the Merger from any provisions of an anti-takeover nature contained in its organizational documents or the provisions of any Federal or state “anti-takeover,” “fair price,” “moratorium,” “affiliate transaction,” “control share acquisition,” or similar laws or regulations (“Takeover Laws”).
8.24 Determination of Fairness by HFS Board
     The Board of Directors of HFS has determined that the Merger is in the best interests of HFS and the HFS shareholders, and that the Merger Consideration is fair to the HFS shareholders.
8.25 Brokers and Finders
     Except as disclosed in Schedule 8.25, neither HFS, nor any of its officers, directors, employees, or shareholders has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder’s fees, and no broker or finder has acted, directly or indirectly, for HFS, in connection with this Agreement or the transactions contemplated hereby.
ARTICLE IX—CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME
9.1 Forbearance by KBank and HFS
     From the date hereof until the Effective Time, with respect to HFS, and the effective time of the Bank Merger, with respect to KBank, HFS and KBank each covenants and agrees that it will not do, or agree or commit to do, any of the following:
     (a) Except as in the ordinary course of business consistent with past practice: enter into or assume any Material Contract; make any material commitment; incur any material liabilities or material obligations, whether directly or by way of guaranty, including, without limitation, any obligation for borrowed money whether or not evidenced by a note, bond, debenture, or similar instrument; acquire or dispose of any material property or asset; engage in any transaction not in the ordinary course of business consistent with past practice; or subject any of KBank’s assets or properties to any lien, claim, charge, or encumbrances whatsoever;
     (b) Grant any increase in compensation or pay any bonus to its executive officers or directors, or effect or pay to any class of employees or its officers (i) any bonus or (ii) any increase in retirement benefits (unless any such change shall be required by applicable law);
     (c) Except as contemplated by the Agreement, declare, set aside, or pay any dividend or other distribution on any class of its capital stock, if such dividend or distribution would result in the net shareholders’ equity of KBank, calculated in accordance with GAAP, to be less than the greater of (i) $7,900,000, or (ii) such greater amount required for compliance with Section 9.2 hereof;
     (d) Redeem, purchase, or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; merge into any other corporation or bank or permit any other corporation or bank to merge into it; consolidate with any other corporation or bank; or liquidate, sell or dispose of any assets or acquire any assets other than in the ordinary course of its business consistent with past practice; or agree to do any of the foregoing;
     (e) Open, close, or file an application with any Federal or other regulatory agency with respect to the opening or closing of any office, branch, banking facility, ATM, or remote service facility, or the acquisition or establishment of any additional banking or nonbanking facility, ATM, or remote service facility;
     (f) Issue any shares of its capital stock or permit any share of its capital stock held in its treasury to become outstanding; issue or grant, or extend or modify the terms of any option, warrant, or stock appreciation right;
     (g) Amend its Articles of Incorporation or Bylaws;
     (h) Effect any capital reclassification, stock dividend, stock split, consolidation of shares, or similar change in capitalization;
     (i) Take, cause, or permit the occurrence of any change or event which would render any of its representations and warranties contained herein untrue in any material respect at and as of the Effective Time, with respect to HFS, or the effective time of the Bank Merger, with respect to KBank;
     (j) Enter into any related party transaction of the type described in Section 7.17 hereof, except for transactions relating to deposit relationships or the extension of credit in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing for comparable transactions with unaffiliated parties, and which do not present more than the normal risk of collectibility or other unfavorable features, and in respect of which disclosure has been made to SNB prior to disbursement;
     (k) Solicit, encourage, or authorize any person, including but not limited to directors, officers, shareholders, or employees, to solicit from, or communicate with, any third party, inquiries or proposals relating to any Acquisition Proposal (as defined in Section 10.11), or provide any such third party with information or assistance or negotiate or conduct any discussions with any such third party in furtherance of such inquiries or to obtain an Acquisition Proposal, or continue any such activities in progress on the date hereof, and KBank shall promptly notify SNB of all of the relevant details, including the identity of such third party and the nature of any such third party Acquisition Proposal, relating to all inquiries and proposals which it may receive relating to any of such matters;
     (l) Knowingly take any action which would (i) adversely affect the ability to obtain the necessary approvals of governmental authorities required for the transactions contemplated hereby; or (ii) adversely affect the ability to perform the covenants and agreements under the Agreement;
     (m) Enter into any new line of business, or change its lending, investment, asset/liability management, risk management, deposit pricing, or other material banking or operating policies and procedures in any material manner; or
     (n) Adopt, enter into, or amend any employment, consulting, change in control, or severance agreement, arrangement, or policy with or with respect to any officer, employee, or director. Notwithstanding the foregoing, KBank and HFS shall be permitted to hire, fire, and alter the compensation, responsibilities, and work requirements of individual at-will non-officer employees.
9.2 Conduct of Business
     From the date hereof until the Effective Time, KBank covenants and agrees that, except as otherwise consented to by SNB in writing it shall:
     (a) Carry on its business, and maintain its books of account and other corporate records, in the ordinary course consistent with past practice and legal and regulatory requirements;
     (b) To the extent consistent with prudent business judgment, use all reasonable efforts to preserve its present business organization, to retain the services of its officers and employees, and to maintain customer and other business relationships;
     (c) Maintain all of the structures, equipment, and other real and personal property of KBank in good repair, order, and condition, ordinary wear and tear and unavoidable casualty excepted;
     (d) Use all reasonable efforts to preserve or collect all material claims or causes of action of KBank;
     (e) Keep in full force and effect all insurance coverage maintained by KBank;
     (f) Perform in all material respects all obligations under all material agreements, contracts, commitments and other instruments which KBank is a party or by which it may be bound or which relate to or affect any of its assets or properties;
     (g) Comply in all material respects with all statutes, laws, regulations, rules, ordinances, orders, decrees, consent agreements, examination reports and other Federal, state, and local governmental, or regulatory directives, memorandums, or resolutions applicable to KBank or the conduct of its business;
     (h) At all times maintain the allowance for loan losses at a level which is adequate to absorb reasonably anticipated losses in the loan and lease portfolio, in accordance with generally accepted accounting principles and regulatory requirements;
     (i) Prior to the Effective Time, provide the calculation of KBank’s allowance for loan losses and supporting information to SNB prior to the date of publication of any regulatory report or financial statement that will include an allowance for loan losses based upon such calculation; and
     (j) At all times be “well capitalized” within the meaning of the regulations of the FDIC at 12 CFR §325.103.
9.3 Approval of KBank Shareholders
     KBank shall cause a meeting of its shareholders (the “KBank Shareholder Meeting”) to be held as soon as reasonably possible, but no later than March 31, 2007, for the purpose of considering the approval of the Merger and the Bank Merger and adoption of this Agreement. KBank shall cause to be distributed to each shareholder of record of KBank (according to the transfer records of KBank as of the record date for the KBank Shareholder Meeting), such material required by applicable statutes and regulations (the “Meeting Materials”), prepared by KBank in form and substance reasonably satisfactory to SNB and Southwest. The Meeting Materials shall be mailed by KBank on a date (the “Mailing Date”) at least twenty (20) business days prior to the date of the KBank Shareholder Meeting. The Board of Directors of KBank shall recommend to its shareholders that they vote the shares held by them to approve the Merger and to adopt this Agreement and KBank shall use its best efforts in good faith to obtain its shareholders’ approval of the Merger in accordance with applicable law.
ARTICLE X—ADDITIONAL AGREEMENTS
10.1 Access and Information
     (a) KBank shall afford to SNB, and to SNB’s accountants, counsel, financial advisors, and other representatives, reasonable access during normal business hours of KBank, during the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records and, during such a period, shall furnish promptly to SNB (i) except as prohibited by law, a copy of each report, schedule and other document filed or received by it during such period with or from (A) the KDB, (B) the FFIEC, (C) the FDIC, and (D) any other Federal or state regulatory authority; and (ii) all other information concerning its business, assets, properties, and personnel as SNB may reasonably request.
     (b) SNB and its accountants, counsel, financial advisors, and other representatives will request permission for all such access in advance, and all such access will be conducted in a manner designed to minimize disruption to the normal business operations and employee, and customer relations of KBank.
     (c) Southwest and SNB shall cause all information obtained by it or its representatives pursuant to this Agreement or in connection with the negotiation thereof, including, without limitation, the schedules hereto, to be treated as confidential and shall not use, nor knowingly permit others to use, any such information for any purpose other than in connection with the transactions contemplated hereby, unless such information becomes generally available to the public or is required to be disclosed pursuant to the order of a court of competent jurisdiction or otherwise in accordance with applicable law, and in the event of the termination of this Agreement shall promptly return or destroy all documents (including copies thereof) obtained hereunder from HFS or KBank, and shall destroy all copies of any analyses, compilations, notes, studies or other documents prepared from any such material for their use.
10.2 Applications; Cooperation
     As promptly as practicable after the furnishing by KBank and HFS of all information regarding them required to be reflected therein, SNB or Southwest shall file (i) the applications and notices for (i) Federal Reserve, FDIC, KDB, or other regulatory approval, and (ii) any other applications for regulatory or other approvals deemed necessary or appropriate by SNB or Southwest. To the extent available, SNB or Southwest shall request expedited treatment of such applications, and shall take reasonable steps to pursue the applications. HFC and KBank agree that they shall, and shall cause their employees, agents, representatives, and advisors to, cooperate with SNB and Southwest in the preparation and filing of the regulatory applications, including, but not in limitation, by providing information requested by SNB, Southwest, or their advisors for inclusion in such documents, and by providing comments on drafts of such documents on a timely basis.
10.3 Notice of Actual or Threatened Breach
     Each party will promptly give written notice to the other parties upon becoming aware of any impending or threatened occurrence of any event or the failure of any event to occur which would cause or constitute a breach of any of the representations, warranties, or covenants made by such party in this Agreement, any other changes or inaccuracies in any data previously given or made available to the other parties, or which would threaten consummation of the transaction contemplated hereby.
10.4 Current Information
     (a) During the period from the date of this Agreement to the Effective Time, KBank will cause one or more of its representatives to confer on a regular and frequent basis with representatives of SNB to report the general status of its ongoing operations. KBank will promptly notify SNB of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations, or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving HFS or KBank, and will keep SNB fully informed with respect to such events.
     (b) During the period from the date of this Agreement to the Effective Time, SNB and Southwest will promptly provide to KBank and HFS copies of all regulatory applications required to be filed by SNB or Southwest under this Agreement and related correspondence to and from the applicable regulatory authorities, excepting confidential financial information.
10.5 Conversion.
     KBank will cooperate with SNB to ensure that KBank’s operating systems are fully operational, based upon their current customary functions and performance, at the Closing Date, and to create an interface with SNB’s data processing systems to be utilized immediately following the Closing Date, provided that SNB shall provide services in connection with the development of such interfaces and integration at its cost.
10.6 Expenses
     Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and to the consummation of the Merger and the transactions contemplated hereby. HFS and KBank agree that the aggregate expenses of KBank, including all fees and expenses of legal counsel, accountants, and financial or other advisors, shall not exceed reasonable amounts in light of the circumstances and the amount and nature of work or services to be performed.
10.7 Agreements and Consents; Termination.
     (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Southwest, SNB, KBank, or HFS, as the case may be, will use its respective best efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the transactions contemplated by this Agreement.
     (b) Except as otherwise agreed by SNB, KBank (i) shall provide such notices and take such actions as are necessary to cause the termination of the data processing contracts listed in Section 7.16 hereof so that the termination fees and costs thereof are fully and properly accrued on the books of KBank under generally accepted accounting principles and Federal tax law prior to the Effective Time, (ii) shall record such accruals on its books prior to the Effective Time, and (iii) shall pay such termination fees and costs when due.
10.8 Press Releases; Customer Communications
     (a) Neither SNB or Southwest, on the one hand, nor KBank or HFS, on the other, shall make any public announcement relating to the Merger without the prior consent of the other except as required by law. SNB and KBank will consult with each other as to the form, substance, and timing of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.
     (b) SNB shall have the right to communicate with customers of KBank prior to the Effective Time. The text of these communications shall be subject to the approval of KBank, which shall not be unreasonably withheld or delayed. KBank will cooperate with SNB in the distribution of such communications, and shall distribute such communications on behalf of SNB if requested by SNB.

10.9 Bank Employees
     (a) Subject to the terms of employment and/or consulting agreements in effect as of the date hereof and which have been disclosed to SNB on the Schedules hereto, and subject to SNB’s determination, in its discretion, to offer continued employment to non-executive officer or executive officer employees of KBank on a case by case basis, SNB shall have no obligation to continue the employment of any KBank employee after the Effective Time. Not in limitation of the foregoing, it is the current intention of SNB to offer employees of KBank continued employment, subject to satisfactory review of employee records.
     (b) SNB will provide its customary employee benefits, including, without limitation, its profit sharing and health and welfare plans, to KBank employees who become employed by SNB, and such employees shall receive credit for past service as a KBank employee for purposes of determining their rights to participate in such SNB plans, but not for vesting of plan compensatory benefits.
     (c) [KBank will cause the compensation plans listed on Schedule 7.15 to terminate prior to the Effective Time. KBank also will cause its other, noncompensatory benefit plans to terminate at or prior to the Effective Time, provided that termination of such other benefit plans may be delayed until after the Effective Time to the extent necessary to ensure continued coverage of employees prior to the time they are eligible for coverage under an equivalent SNB benefit plan.]
10.10 D&O Indemnification
     Except to the extent prohibited by applicable law, following the Effective Time and for a period of two (2) years thereafter, SNB shall indemnify, defend, and hold harmless any person who has rights to indemnification from KBank or HFS, to the same extent and on the same conditions as such person is entitled to indemnification pursuant to applicable law and the articles of incorporation or bylaws of KBank as in effect on the date of this Agreement with respect to matters occurring on or prior to the Effective Time.
10.11 Acquisition Proposals
     (a) Notwithstanding anything contained in Section 9.1(j) to the contrary, in the event that KBank or HFS shall receive prior to the Effective Time an Unsolicited Acquisition Proposal (as hereinafter defined) which, in the good faith determination of the Board of Directors of KBank or HFS, the fiduciary duty of the directors under applicable law requires that the Board of Directors consider, negotiate, communicate, or provide information with respect to (collectively “communications”), which such determination shall be based on the written advice of counsel to KBank or HFS, to the effect that the fiduciary duty of the directors requires such communications because such Unsolicited Acquisition Proposal is more favorable (in the written opinion of a financial advisor to KBank or HFS, as the case may be) to its shareholders than the Merger, then KBank or HFS shall be entitled to engage in such communications.
     (b) In the event that the Board of Directors of KBank or HFS:
     (i) Approves any Unsolicited Acquisition Proposal, or KBank or HFS consummates any such Unsolicited Acquisition Proposal, KBank and HFS each shall be deemed to have terminated this Agreement as of the date of such approval or consummation.
     (ii) (A) recommends any Unsolicited Acquisition Proposal to the shareholders of KBank or HFS; (B) shall fail to recommend the Merger to the shareholders of KBank or HFS while any unrejected Unsolicited Acquisition Proposal exists; or (C) withdraws, or adversely modifies, or fails upon request of SNB to reconfirm its recommendation of the Merger to shareholders of KBank or HFS, in each case while any unrejected Unsolicited Acquisition Proposal exists; then SNB and Southwest shall be deemed to have terminated this Agreement as of the date of such recommendation, failure to recommend, withdrawal, modification or failure to reconfirm.
     (c) For purposes of this Section 10.11:
     (i) An “Acquisition Proposal” shall mean any proposal, other than the Merger, received by KBank or HFS from any person or entity other than Southwest or a Southwest subsidiary (including deemed receipt as a result of the public announcement of such proposal by the proponent) regarding: (1) any merger, consolidation, reorganization, business combination, share purchase or exchange, purchase and assumption or similar transaction involving KBank or HFS; or (2) any sale, lease, transfer, pledge, encumbrance or other disposition, directly or indirectly, of all, or any substantial portion of, the assets of KBank or the KBank shares owned by HFS.

     (ii) An “Unsolicited Acquisition Proposal” shall mean any Acquisition Proposal received without violation of the provisions of Section 9.1(j) hereof.
     (iii) Any Acquisition Proposal made by any party at the direction, suggestion, solicitation, encouragement, or otherwise as a result of contact between such party and any investment banker or financial advisor retained or proposed to be retained by KBank or HFS shall be deemed to be a proposal solicited by KBank and HFS for purposes of this Section 10.11 and shall not constitute an Unsolicited Acquisition Proposal.
     (d) KBank and HFS shall immediately advise SNB and Southwest of, and communicate to SNB the terms of, any such Acquisition Proposal or inquiry with respect to an Acquisition Proposal addressed to KBank or HFS or of which KBank, HFS, or any of their officers or directors has knowledge. The Boards of Directors of KBank and HFS shall use its best efforts to cause its officers, directors, employees, agents, and representatives to comply with the requirements of this Section 10.11 and Section 9.1(j).
10.12 Disclosure Schedules.
     (a) KBank and HFS shall update the schedules provided by them pursuant to Articles IV and V of this Agreement as of the closest date practicable prior to the Closing Date and such updated schedules shall be delivered to SNB at least five (5) Business Days before the Closing Date. KBank and HFS shall deliver a final schedules provided under such Articles, updated as of the Closing Date, as soon as practicable after the Closing Date. No amendment or update of any such schedule, however, shall be deemed to cure a breach of a representation or warranty of KBank or HFS made as of a particular time without the express written consent of Bancorp and SNB. Any and all disclosures included in any updates of such schedules may be considered in the determination of whether or not a material adverse effect has occurred with respect to KBank.
10.13 Taxation of Merger and Bank Merger.
     Each party hereto intends that the Merger and the Bank Merger shall, for federal income tax purposes, be treated as (a) a taxable purchase by Southwest of all of the HFS Common Stock, and (b) a taxable redemption by KBank of all of the KBank Common Stock not held in treasury by KBank, held by HFS or held by any KBank Subsidiary (the “Intended Tax Result”). Each party hereto agrees it shall not, without the advance written consent of each other party or unless otherwise required by law, report the Merger and the Bank Merger on any tax return, make any tax election, undertake any post-Effective Time transaction, or take any position before any taxing authority, which, if reported, made or undertaken would be contrary to, or inconsistent with, the Intended Tax Result.
ARTICLE XI—CONDITIONS
11.1 Conditions to Each Party’s Obligation to Effect the Merger and the Bank Merger
     The respective obligations of each party to effect the Merger shall be subject to the approval of the Merger by the requisite vote of the shareholders of parties other than Southwest.
11.2 Conditions to Obligation of SNB and Southwest to Effect the Merger and the Bank Merger
     The obligation of SNB and Southwest to effect the Merger and the Bank Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:
     (a) KBank Shareholder Approval. Approval of this Agreement and the Bank Merger Agreement by shareholders owning of record at least 95% of the outstanding shares of KBank.
     (b) HFS Shareholder Approval. Approval of this Agreement by all shareholders of record of HFS.
     (c) Representations and Warranties; Corporate Proceedings. Each representation and warranty of HFS and KBank set forth in ARTICLE VII hereof shall be true and correct in all material respects (except those representations and warranties which are qualified by a materiality standard, which shall be true and correct in all respects, and except that the representations contain in Section 7.3 as to the number of shares of KBank Common Stock outstanding and the number of shares of KBank Common Stock and KBank equity securities assumable upon the exercise of options or similar rights, which shall be true and correct in all respects) as of the date of this Agreement and as of the Effective Time (other than those limited to a specified date, which shall speak only as to such date), and SNB and Southwest shall have received certificates of HFS and KBank, executed by the Presidents thereof to that effect. All action required to have been taken by, or on the part of, KBank to authorize the execution, delivery, and performance of this Agreement and the Bank Merger shall have been duly and validly taken, and SNB and Southwest shall have received certified copies of the resolutions evidencing such authorizations.
     (d) Representations and Warranties; Corporate Proceedings. Each representation and warranty of HFS set forth in ARTICLE VIII hereof shall be true and correct in all material respects (except those representations and warranties which are qualified by a materiality standard, which shall be true and correct in all respects, and except that the representations and warranties contain in Section 8.2(a) as to ownership of KBank common stock and Section 8.3 as to the number of shares of HFS Common Stock outstanding and the number of shares of HFS Common Stock and HFS equity securities assumable upon the exercise of options or similar rights, which shall be true and correct in all respects) as of the date of this Agreement and as of the Effective Time (other than those limited to a specified date, which shall speak only as to such date), and SNB and Southwest shall have received a certificate of HFS, executed by the President thereof to that effect. All action required to have been taken by, or on the part of, HFS to authorize the execution, delivery, and performance of this Agreement and the Merger and the Bank Merger shall have been duly and validly taken, and SNB and Southwest shall have received certified copies of the resolutions evidencing such authorizations.
     (e) Performance of Obligations. HFS and KBank shall each have in all material respects performed all obligations required to be performed by it under this Agreement prior to the Effective Time, and SNB and Southwest shall have received certificates of HFS and KBank, executed by the Presidents thereof to that effect.
     (f) Permits, Authorizations, Etc. HFS shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.
     (g) Permits, Authorizations, Etc. KBank shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Bank Merger.
     (h) No Material Adverse Change. There shall not have been any material adverse change in the financial condition, operations, business, or prospects of HFS or KBank.
     (i) Regulatory Approvals. SNB and Southwest shall have received approval of the Merger contemplated by this Agreement from all Federal or state regulatory agencies whose approval is required for consummation of such transaction, without the imposition of any condition or conditions that, in the reasonable judgment of SNB and Southwest, would have a material adverse effect on the value of the Merger or the Bank Merger to SNB and Southwest, such as, without limitation, the imposition or continuation after the Effective Time of any memorandum of understanding, regulatory agreement, or other informal or formal bank regulatory action applicable to KBank, but excluding conditions that are ordinarily imposed in connection with transactions of the type contemplated by this Agreement, and any and all notice and waiting periods after the granting of any such approval shall have expired.
     (j) No Injunction. No injunction, restraining order, stop order or other order or action of any Federal or state court or agency in the United States which prohibits, restricts or makes illegal the consummation of the transactions contemplated hereby, shall be in effect, and no action, suit or other proceeding seeking such shall have been instituted or threatened, and no statute, rule or regulation shall have been enacted, issued or promulgated, by any state or Federal government or government agency, which prohibits, restricts or makes illegal the consummation of the transactions contemplated hereby.
     (k) Litigation. At the Effective Time, there shall not be pending or threatened any suit, action, or proceeding (including antitrust actions) against HFS, KBank, or the officers or directors thereof in their capacity as such, which, if successful, would, in the reasonable judgment of SNB and Southwest, have a material adverse effect on the business, operations, assets, financial condition, results of operations, or prospects of KBank.
     (l) Support Agreement. Each of the directors of KBank, and, if necessary one or more other holders of the outstanding KBank Common Stock, shall have, simultaneously with the execution of the Merger Agreement, entered into a Support Agreement in substantially the form attached hereto as Exhibit A with respect to more than 90% of the outstanding shares of KBank Common Stock.
     (m) Brokers and Finders Fees. HFS or KBank shall have paid in full, at or prior to Closing, any and all amounts owing in respect of the payments contemplated in Section 7.26 hereof and such amounts shall have been fully recorded on the books of KBank or HFS, as the case may be, as an expense in accordance with generally accepted accounting principles applicable to period ending at or prior to the Effective Time, as to HFS, and the effective time of the Bank Merger, as to KBank.
     (n) Third Party Consents. KBank and HFS shall have obtained all material third party consents under any agreement, contract, lease, note, license, permit, or other document by which it is bound or to which any of its respective properties is subject required for the consummation of the transactions contemplated hereby, except (i) as otherwise required by Sections 10.7(b), or (ii) such consents which, individually or in the aggregate do not result in a material adverse effect on the business, operations, assets, financial condition, results of operations, or prospects of KBank.
     (o) Dissenters. Holders of not more than 5% of the outstanding KBank Common Stock or HFS Common Stock shall have provided notice of the exercise of appraisal rights as the Bank Merger in accordance with applicable law.
     (p) Environmental Review. An independent party reasonably acceptable to SNB shall have performed independent Stage I environmental reviews of the premises of KBank, and shall have issued a report reasonably satisfactory to SNB.
     (q) Accrual and Payment of Termination Fees. KBank shall have accrued the full amount of termination fees payable in connection with the termination of its Material Contracts as disclosed in Section 7.16 of this Agreement, including, without limitation, the termination fees payable with respect to the [Data Processing Contracts] as required by Section 10.7 hereof, and shall have paid such fees if then payable.
11.3 Conditions to Obligation of HFS to Effect the Merger
     The obligation of HFS to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:
     (a) Representations and Warranties; Corporate Proceedings. Each representation and warranty of SNB, Southwest, and Merger Sub set forth in 3.1 hereof shall be true and correct in all material respects (except those representations and warranties which are qualified by a materiality standard, which shall be true and correct in all respects) as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (other than those limited to a specified date, which shall speak only as to such date), and HFS shall have received a certificate of the President of SNB, Southwest, and Merger Sub to that effect. All corporate action required to have been taken by, or on the part of, SNB, Southwest, and Merger Sub to authorize the execution, delivery, and performance of this Agreement and the Merger, respectively, shall have been duly and validly taken, and HFS shall have received certified copies of the resolutions evidencing such authorizations.
     (b) Performance of Obligations. SNB, Southwest, and Merger Sub shall have in all material respects performed all obligations required to be performed by them under this Agreement prior to the Effective Time, and HFS shall have received a certificate of the President of SNB to that effect.
     (c) No Injunction. No injunction, restraining order, stop order or other order or action of any Federal or state court or agency in the United States which prohibits, restricts or makes illegal the consummation of the transactions contemplated hereby, shall be in effect, and no action, suit or other proceeding seeking such shall have been instituted or threatened, and no statute, rule or regulation shall have been enacted, issued or promulgated, by any state or Federal government or government agency, which prohibits, restricts, or makes illegal the consummation of the transactions contemplated hereby.
11.4 Conditions to Obligation of KBank to Effect the Bank Merger
     The obligation of KBank to effect the Bank Merger shall be subject to the fulfillment or waiver at or prior to the effective time of the Bank Merger of the following additional conditions:
     (a) Representations and Warranties; Corporate Proceedings. Each representation and warranty of SNB, Southwest, and Interim Bank set forth in 3.1 hereof shall be true and correct in all material respects (except those representations and warranties which are qualified by a materiality standard, which shall be true and correct in all respects) as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (other than those limited to a specified date, which shall speak only as to such date), and KBank shall have received a certificate of the President of SNB, Southwest, and Interim Bank to that effect. All corporate action required to have been taken by, or on the part of, SNB, Southwest, and Interim Bank to authorize the execution, delivery, and performance of this Agreement and the Bank Merger, respectively, shall have been duly and validly taken, and KBank shall have received certified copies of the resolutions evidencing such authorizations.
     (b) Performance of Obligations. SNB, Southwest, and Interim Bank shall have in all material respects performed all obligations required to be performed by them under this Agreement prior to the Effective Time, and KBank shall have received a certificate of the President of SNB to that effect.
     (c) No Injunction. No injunction, restraining order, stop order or other order or action of any Federal or state court or agency in the United States which prohibits, restricts or makes illegal the consummation of the transactions contemplated hereby, shall be in effect, and no action, suit or other proceeding seeking such shall have been instituted or threatened, and no statute, rule or regulation shall have been enacted, issued or promulgated, by any state or Federal government or government agency, which prohibits, restricts, or makes illegal the consummation of the transactions contemplated hereby.
ARTICLE XII —TERMINATION, AMENDMENT AND WAIVER
12.1 Termination
     This Agreement may be terminated at any time prior to the Effective Time:
     (a) By mutual consent of all parties hereto;
     (b) By SNB and Southwest, KBank, or HFS at anytime after August 15, 2007, if the Merger shall not theretofore have been consummated, unless the date reflected in this Section 12.1(a) shall be extended in writing by the parties hereto, provided, however, in the event that HFS or KBank engages in communications in violation of Section 9.1(j), neither HFS nor KBank shall be entitled to terminate this Agreement pursuant to provisions of Section 12.1(a);
     (c) By SNB or Southwest in the event of a material adverse change in the business, operations, assets, financial condition, results of operations, or prospects of HFS or KBank;
     (d) (i) by KBank or HFS, in the event of the material breach by SNB or Southwest of any material representation, warranty, or agreement contained herein if such breach has not been, or cannot be, cured within of fifteen (15) days of delivery of written notice of breach, or (ii) by SNB or Southwest, in the event of the material breach by KBank or HFS of any material representation, warranty, or agreement contained herein if such breach has not been, or cannot be, cured within of fifteen (15) days of delivery of written notice of breach, provided that no cure period shall be available for a breach involving the provisions of Sections 9.1(j);
     (e) By either KBank and HFS or SNB and Southwest if any governmental or regulatory approval required for consummation of the Merger and the transactions contemplated hereby shall have been denied by final, non-appealable order, or any such denial of such approval shall not have been appealed within the time available for appeal;
     (f) By either KBank or SNB and Southwest, in the event that any of the conditions precedent to the obligation of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in 12.1(a)) of this Agreement, provided that terminating party(ies) shall not be in breach of a material representation, warranty, or covenant of this Agreement at the time of termination pursuant to this Section 12.1(e);
     (g) By either HFS and KBank or SNB and Southwest, in the event that the Merger and the Agreement are not approved by the requisite majority of the shareholders of KBank at the KBank Shareholder Meeting and by the requisite majority of HFS shareholders; and
     (h) By either KBank or SNB and Southwest, in accordance with the provisions of Section 10.11(b).
12.2 Effect of Termination
     (a) In the event of termination of this Agreement as provided in Section 12.1 above, this Agreement shall forthwith become void and there shall be no liability on the part of HFS, KBank, SNB or Southwest or their respective officers or directors, except that: (i) the provisions of this Section 12.2, the provisions regarding the confidentiality and return or destruction of documents of Section 10.1, and the provisions of Section 10.6 shall survive any such termination and abandonment; and (ii) a termination pursuant to Section 12.1(c) shall not relieve the breaching party from liability for any of willful breach of a material provision of this Agreement giving rise to such termination.
     (b) Notwithstanding anything to the contrary contained herein, in the event of termination of this Agreement: (i) by HFS and KBank or SNB and Southwest pursuant to Section 12.1(g); or (ii) by SNB and Southwest pursuant to Section 12.1(c) based upon a breach of Section 9.1(j); HFS or KBank shall, within 15 days of such termination pay to SNB, in cash or by wire transfer, the sum of $500,000.
     (c) Notwithstanding anything to the contrary contained herein, if this Agreement shall have been terminated pursuant to Section 12.1(f), and prior to such termination KBank or HFS shall have breached the provisions of Section 9.1(j) (whether or not such breach shall have resulted in the failure to obtain shareholder approval), and KBank or HFS shall enter into a definitive agreement with respect to an Acquisition Proposal within one year of the date of termination of this Agreement, KBank shall, within 15 days of entry into such Agreement pay to SNB, in cash or by wire transfer, the sum of $500,000. HFS and KBank each agrees that it shall cause the acquiror in respect of any Acquisition Proposal to which Section 12.2(b) or Section 12.2(c) applies to expressly assume the obligation of HFS and KBank to make such payment to the extent such payment obligation has not been previously satisfied. Notwithstanding anything to the contrary contained herein, the obligations of HFS and KBank to make such payments and to cause such assumption are joint and several, shall survive the termination of this Agreement, and shall be binding upon HFS, KBank and any successor thereof or assign of HFS or KBank, whether by merger, consolidation, share purchase or exchange, asset purchase, or otherwise.
     (d) KBank acknowledges that the agreements contained in Section 12.2(b) and Section 12.2(c) are integral parts of the transactions contemplated by this Agreement, that without such agreements SNB and Southwest would not have entered into this Agreement and that such amounts do not constitute a penalty. If a party (the “breaching party”) fails to pay the party entitled to a payment under such Section (the “recipient party”) the amounts due under such Sections within the time periods specified therein, the breaching party shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the recipient party in connection with any action in which the recipient party prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.
12.3 Waiver
     Any term, condition or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.
ARTICLE XIII—GENERAL PROVISIONS
13.1 Investigation; Survival of Representations, Warranties, and Agreements
     No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. All representations, warranties, and agreements in this Agreement of KBank or HFS or SNB or Southwest or in any instrument delivered by and of the parties pursuant to this Agreement shall survive the Effective Time for a period of five years, except for the representations and warranties in Sections 7.3 and 8.3, which shall not expire.
13.2 Notices
     All notices and other communications hereunder shall be in writing and shall be deemed to have been duly received (i) on the date given if delivered personally, or (ii) on the date received if sent by nationally know overnight delivery service, such as FedEx, or if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)	If to SNB or Southwest: Rick Green President and Chief Executive Officer Southwest Bancorp, Inc. Stillwater National Bank and Trust Company 608 South Main Street

Stillwater, Oklahoma 74074 (Facsimile: 405-742-1805)

Copy to: James I. Lundy, III Attorney at Law 1700 Pennsylvania Avenue, NW Suite 400 Washington, DC 20006 (Facsimile: 202-318-4623)

(b)	If to KBank: Densmore Hart Bank of Kansas Box 1707 South Hutchinson, KS 67504-1707

Copy to: William R. Wood II Partner Foulston Siefkin LLP 1551 N. Waterfront Parkway Suite 100 Wichita, KS 67206-4466 (Facsimile: (866) 347-3144)
13.3 Material Adverse Change
     Notwithstanding anything to the contrary contained herein:
     (a) The term “material adverse change” or “material adverse effect” or words of similar import shall not include the impact of: (i) changes, after the date hereof, in laws of general applicability or interpretations thereof by courts or governmental authorities; (ii) changes, after the date hereof, in generally accepted accounting principles or regulatory principles generally applicable to banks; (iii) actions or omissions by a party hereto (or any of its subsidiaries), after the date hereof, taken or failed to be taken with the prior informed written consent of the other party, or at the express written request of the other party, in contemplation of the transactions contemplated hereby; (iv) seasonal fluctuations in the deposits or assets of KBank in amounts consistent with past experience; (v) the Merger, the Bank Merger, and compliance with the provisions of this Agreement on the operating performance of the parties.
     (b) Without limitation, the following shall constitute a material adverse change in, and shall be deemed to create a material adverse effect on, the business, operations, assets, financial condition, results of operations, and prospects of KBank: (i) any material breach of Section 7.10 with respect to KBank’s banking offices, other than by reason of the loss of the use of one of such banking offices by SNB after the Effective Time by reason of eminent domain, condemnation, casualty, or force majeure; or (ii) a breach of Section 9.2(j) hereof.
13.4 Knowledge of HFS and KBank
     Wherever a statement herein or in any certificate delivered pursuant to the requirements hereof is qualified by reference to the “knowledge,” “best knowledge,” “actual knowledge” of HFS or KBank, or words of similar import, such qualification refers to the awareness of HFS or KBank as reflected by the actual knowledge of any director or executive officer of HFS or KBank.
13.5 Severability
     Any invalidity, illegality, or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

13.6 Headings
     The headings of the Articles and Sections of this Agreement are for convenience of reference only and shall not be deemed to be a part of this Agreement.
13.7 Attorneys’ Fees
     In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys’ fees in addition to any other remedy.
13.8 Miscellaneous
     This Agreement (including exhibits, documents, and instruments referred to herein), together with all disclosure letters, schedules, exhibits, documents and instruments attached hereto or required to be delivered herewith, or at or prior to Closing,:
     (a) Constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof;
     (b) Is not intended to confer upon any person not a party hereto any rights or remedies hereunder; and
     (c) Shall not be assigned by operation of law or otherwise except with the consent of the other parties or as provided herein.
     (d) Shall be governed in all respects by the United States Federal Law except to the extent the laws of the State of Kansas or the State of Oklahoma applies without preemption, without regard to the choice of laws provisions thereof; and
     (e) May be executed in two or more counterparts, which together shall constitute a single agreement.
[Signatures appear on following page]

ARTICLE XIV — SIGNATURES
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their officers thereunto duly authorized all as of the date first written above.

SOUTHWEST BANCORP, INC.
By:	/s/ Rick Green
Name:	Rick Green
Title:	President, and Chief Executive Officer

STILLWATER NATIONAL BANK AND TRUST COMPANY
By:	/s/ Rick Green
Name:	Rick Green
Title:	President, and Chief Executive Officer

BANK OF KANSAS
By:	/s/ D. Densmore Hart
Name:	D. Densmore Hart
Title:	Chairman

HART FOOD STORES, INC.
By:	/s/ D. Densmore Hart
Name:	D. Densmore Hart
Title:	Chairman

EXHIBIT A—SUPPORT AGREEMENT—HFS
     This Agreement, made as of this ___ day of                     , 2006, by and among Stillwater National Bank and Trust Company (“SNB”), a national bank with its main office in Stillwater, Oklahoma, Southwest Bancorp, Inc. (“Southwest”), a corporation organized and existing under the laws of the state of Oklahoma and parent financial holding company of SNB; and each of the persons listed on Schedule A attached hereto and made a part hereof (collectively the “Shareholders” and individually, each a “Shareholder”), who own or have the right to vote shares of the Common Stock, par value $    per share, of Hart Food Stores, Inc. (“HFS”) a corporation organized and existing under the laws of Kansas and parent bank holding company of Bank of Kansas (“KBank”), a commercial bank organized under the laws of the state of Kansas.
     WHEREAS, SNB, Southwest, KBank, and HFS have entered into an Agreement and Plan of Merger dated as of the date hereof (the ”Merger Agreement”), pursuant to which KBank will be merged into SNB, in accordance with the terms of the Merger Agreement; and
     WHEREAS, the Shareholders own, or possess the right to vote or direct the voting of the number of shares of KBank Common Stock set forth opposite their names on Schedule A; and
     WHEREAS, as a material inducement for Southwest and SNB to enter into the Merger Agreement and consummate the transactions contemplated thereby, the Shareholders have agreed to enter into this Agreement;
     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:
1. Representations and Warranties of Shareholders. Each of the Shareholders individually represents and warrants as follows:
     (a) Shareholder is now, and at all times until the Effective Time of the Merger will be, the owner, of record or beneficially, or possesses and will possess the right to vote or direct the voting of all of the shares of KBank Common Stock set forth opposite his, her, or its name on Schedule A, and possesses or will possess the power to dispose of or direct the disposition of all of the shares of HFS Common Stock set forth opposite his, her, or its name on Schedule A
     (b) Shareholder has full right, power, and authority to enter into, deliver, and perform this Agreement
     (c) This Agreement has been duly executed and delivered by Shareholder, and constitutes the legal, valid, and binding obligation of Shareholder, and is enforceable in accordance with its terms.
2. Covenants of Shareholders.
     (a) Shareholder agrees that he or she shall vote all of his, her, or its shares of HFS Common Stock in favor of the Merger Agreement and the transactions contemplated thereby and against any merger, consolidation, share exchange, business combination, sale of all or substantially all assets, or other extraordinary corporate transaction involving HFS or KBank other than the Merger. Each Shareholder also agrees that, until the termination of the Merger Agreement in accordance with its terms, he, she, or it shall use his, her, or its best efforts to cause the consummation of the Merger.
     (b) Shareholder agrees that until the termination of the Merger Agreement in accordance with its terms, he, she, or it shall not, without the prior written consent of SNB, directly or indirectly tender or permit the tender into any tender or exchange offer, or sell, transfer, hypothecate, grant a security interest in or otherwise dispose of or encumber any of his, her, or its shares of HFS Common Stock
     (c) Shareholder agrees that he, she, or it shall not, and he, she, or it shall not authorize, direct, induce, or encourage any other person, including but not limited to any holder of KBank Common Stock, or any officer, employee or director of HFS or KBank to, solicit from any third party any inquiries or proposals relating to the disposition of KBank’s business or assets, or the acquisition of KBank’s voting securities, or the merger of KBank with any person other than SNB or a parent or subsidiary of SNB, or except as may be permitted in Section 9.1(j) or Section 10.11 of the Merger Agreement, provide any such person with information or assistance or negotiate or conduct any discussions with any such person in furtherance of such inquiries or to obtain a proposal.

1

3. Additional Shares
     Notwithstanding anything to the contrary contained herein, this Agreement shall apply to all shares of KBank Common Stock that a Shareholder currently has the right and power to vote and/or dispose of, or to direct the voting or disposition of, and all such shares of KBank Common Stock which any Shareholder may hereafter acquire.
4. Termination.
     This Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms.
5. Binding Agreement
     This Agreement shall be binding upon each Shareholder, and such Shareholder’s estate, heirs, personal and legal representatives, guardians, successors, and permitted assigns.
6. Governing Law.
     This Agreement shall be governed in all respects by the law of the State of Kansas without respect to the conflicts of laws provisions thereof.
7. Assignment.
     This Agreement may not be assigned by any Shareholder without the prior written consent of Southwest or SNB.
8. Scope of Agreement
     The parties hereto acknowledge and agree that this Agreement shall not confer upon Southwest or SNB any right or ability to acquire any of the shares of KBank Common Stock other than as contemplated by the Merger Agreement.
9. Defined Terms
     Capitalized terms used and not defined herein and defined in the Merger Agreement shall have the meaning ascribed to them in the Merger Agreement.
[Signatures appear on following page.]

2

10. Counterparts
     This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.
     (a) IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

ATTEST: [SEAL]	SOUTHWEST BANCORP, INC.

By:

Name:	Name:	Rick Green
Title: Secretary	Title:	President, and Chief Executive Officer

ATTEST: [SEAL]	STILLWATER NATIONAL BANK AND TRUST COMPANY

By:

Name:	Name:	Rick Green
Title: Secretary	Title:	President, and Chief Executive Officer

SHAREHOLDERS:

Name:	Name:

Name:	Name:

Name:	Name:

Name:	Name:

Name:	Name:

3

SCHEDULE A to SUPPORT AGREEMENT

	Number Shares of Hart Food	Number Other Shares of Hart
	Stores, Inc.	Food Stores, Inc.
	Common Stock Owned by	Common Stock as to which
Name	Shareholder with Voting Power	Shareholder Has Voting Power

Total

1

EXHIBIT B—SUPPORT AGREEMENT—KBANK
     (b) This Agreement, made as of this ___ day of                     , 2006, by and among Stillwater National Bank and Trust Company (“SNB”), a national bank with its main office in Stillwater, Oklahoma; Southwest Bancorp, Inc. (“Southwest”), a corporation organized and existing under the laws of the state of Oklahoma and parent financial holding company of SNB; and each of the persons listed on Schedule A attached hereto and made a part hereof (collectively the “Shareholders” and individually, each a “Shareholder”), who own or have the right to vote shares of the Common Stock, par value $    per share, of Bank of Kansas (“KBank”), a commercial bank organized under the laws of the state of Kansas.
     WHEREAS, SNB, Southwest, KBank, and Hart Food Stores, Inc. (“HFS”) a corporation organized and existing under the laws of Kansas and parent bank holding company of KBank, have entered into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”), pursuant to which KBank will be merged into SNB, in accordance with the terms of the Merger Agreement; and
     WHEREAS, the Shareholders own, or possess the right to vote or direct the voting of the number of shares of KBank Common Stock set forth opposite their names on Schedule A; and
     WHEREAS, as a material inducement for Southwest and SNB to enter into the Merger Agreement and consummate the transactions contemplated thereby, the Shareholders have agreed to enter into this Agreement;
     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:
1. Representations and Warranties of Shareholders. Each of the Shareholders individually represents and warrants as follows:
     (a) Shareholder is now, and at all times until the Effective Time of the Merger will be, the owner, of record or beneficially, or possesses and will possess the right to vote or direct the voting of all of the shares of KBank Common Stock set forth opposite his, her, or its name on Schedule A, and possesses or will possess the power to dispose of or direct the disposition of all of the shares of KBank Common Stock set forth opposite his, her, or its name on Schedule A
     (b) Shareholder has full right, power, and authority to enter into, deliver, and perform this Agreement
     (c) This Agreement has been duly executed and delivered by Shareholder, and constitutes the legal, valid, and binding obligation of Shareholder, and is enforceable in accordance with its terms.
2. Covenants of Shareholders.
     (a) Shareholder agrees that he or she shall vote all of his, her, or its shares of KBank Common Stock in favor of the Merger Agreement and the transactions contemplated thereby and against any merger, consolidation, share exchange, business combination, sale of all or substantially all assets, or other extraordinary corporate transaction involving KBank other than the Merger. Each Shareholder also agrees that, until the termination of the Merger Agreement in accordance with its terms, he, she, or it shall use his, her, or its best efforts to cause the consummation of the Merger.
     (b) Shareholder agrees that until the termination of the Merger Agreement in accordance with its terms, he, she, or it shall not, without the prior written consent of SNB, directly or indirectly tender or permit the tender into any tender or exchange offer, or sell, transfer, hypothecate, grant a security interest in or otherwise dispose of or encumber any of his, her, or its shares of KBank Common Stock
     (c) Shareholder agrees that he or she shall not, and he or she shall not authorize, direct, induce, or encourage any other person, including but not limited to any holder of KBank Common Stock, or any officer, employee or director of KBank to, solicit from any third party any inquiries or proposals relating to the disposition of KBank’s business or assets, or the acquisition of KBank’s voting securities, or the merger of KBank with any person other than SNB or a parent or subsidiary of SNB, or except as may be permitted in Section 9.1(j) or Section 10.11 of the Merger Agreement, provide any such person with information or assistance or negotiate or conduct any discussions with any such person in furtherance of such inquiries or to obtain a proposal.

2

3. Additional Shares
     Notwithstanding anything to the contrary contained herein, this Agreement shall apply to all shares of KBank Common Stock that a Shareholder currently has the right and power to vote and/or dispose of, or to direct the voting or disposition of, and all such shares of KBank Common Stock which any Shareholder may hereafter acquire.
4. Termination.
     This Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms.
5. Binding Agreement
     This Agreement shall be binding upon each Shareholder, and such Shareholder’s estate, heirs, personal and legal representatives, guardians, successors, and permitted assigns.
6. Governing Law.
     This Agreement shall be governed in all respects by the law of the State of Kansas without respect to the conflicts of laws provisions thereof.
7. Assignment.
     This Agreement may not be assigned by any Shareholder without the prior written consent of Southwest or SNB.
8. Scope of Agreement
     The parties hereto acknowledge and agree that this Agreement shall not confer upon Southwest or SNB any right or ability to acquire any of the shares of KBank Common Stock other than as contemplated by the Merger Agreement.
9. Defined Terms
     Capitalized terms used and not defined herein and defined in the Merger Agreement shall have the meaning ascribed to them in the Merger Agreement.
[Signatures appear on following page.]

3

10. Counterparts
     This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.
     (c) IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

ATTEST: [SEAL]	SOUTHWEST BANCORP, INC.

By:

Name:	Name:	Rick Green
Title: Secretary	Title:	President, and Chief Executive Officer

ATTEST: [SEAL]	STILLWATER NATIONAL BANK AND TRUST COMPANY

By:

Name:	Name:	Rick Green
Title: Secretary	Title:	President, and Chief Executive Officer

SHAREHOLDERS:

Name:	Name:

Name:	Name:

Name:	Name:

Name:	Name:

Name:	Name:

4

SCHEDULE A to SUPPORT AGREEMENT

	Number Shares of Bank of	Number Other Shares of Bank
	Kansas Common Stock Owned	of Kansas Common Stock as
	by Shareholder with Voting	to which Shareholder Has Voting
Name	Power	Power

Total

5

EXHIBIT C—INDEMNIFICATION AGREEMENT
     (d) This Indemnification Agreement, made as of this ___ day of                     , 2006, by and among Stillwater National Bank and Trust Company (“SNB”), a national bank with its main office in Stillwater, Oklahoma, Southwest Bancorp, Inc. (“Southwest”), a corporation organized and existing under the laws of the state of Oklahoma and parent financial holding company of SNB; and each of the persons listed on Schedule A attached hereto and made a part hereof (collectively the “Shareholders” and individually, each a “Shareholder”), who own or have the right to vote shares of the Common Stock, par value $    per share, of Hart Food Stores, Inc. (“HFS”) a corporation organized and existing under the laws of Kansas and parent bank holding company of Bank of Kansas (“KBank”), a commercial bank organized under the laws of the state of Kansas.
     WHEREAS, SNB, Southwest, KBank, and HFS have entered into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”), pursuant to which KBank will be merged into SNB, in accordance with the terms of the Merger Agreement; and
     WHEREAS, the Shareholders own, or possess the right to vote or direct the voting of the number of shares of KBank Common Stock set forth opposite their names on Schedule A; and
     WHEREAS, as a material inducement for Southwest and SNB to enter into the Merger Agreement and consummate the transactions contemplated thereby, the Shareholders have agreed to enter into this Agreement;
     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:
1.	The Shareholders shall jointly and severally indemnify and hold harmless Southwest, SNB, and Bank of Kansas for:
(a)	The amount of any Taxes (as defined below) for which HFS or its successor may be liable, (i) for periods prior to the Closing and (ii) upon closing; and

(b)	The amount of any Loss (as defined below) incurred by Southwest, SNB, KBank, or HFS relating to periods prior to the Closing.
2.	The amount of any payment due hereunder with respect to Taxes shall first be reduced by the amount of cash assets maintained by HFS in an account or accounts at an account or accounts at KBank at the Closing for payment of such Taxes pursuant to the Agreement (the “Tax Reserve”).
3.	SNB shall promptly pay any amount of the “Tax Reserve” in excess of Taxes actually imposed as set forth in Section 1 above, to the Shareholders by checks, based upon the Shareholder’s percentage ownership of HFS Common Stock at Closing.
4. This Indemnification Agreement shall expire on the third anniversary of the Closing.
5. For the purposes of this Indemnification Agreement:
(a)	“Taxes” means all taxes, charges, fees, levies, penalties or other assessments imposed or assessed by any United States federal, state, local or foreign taxing authority, upon final determination of liability therefore (after all applicable grace periods and opportunity for protest or appeal have expired, and net of any right of subrogation recovery) including, but not limited to, income, exercise, property, sales, transfer, franchise payroll, gains, withholding, ad valorem, social security or other taxes, including any interest penalties or additions attributable to Taxes; and

(b)	“Loss” means any liability, loss, cost, damage, penalty, fine, interest, obligation, or expense of any kind whatsoever (including, without limitation, reasonable fees and disbursements of attorneys, accountants, consultants, or experts) incurred as a result of a claim by any claim by any person or entity that is not a party hereto against HFS or its properties, shareholders, or successors.
6.	Immaterial Claims

Notwithstanding the above, not duty of indemnification shall apply to any aggregate loss of less than $50,000.
7.	Binding Agreement

This Agreement shall be binding upon each Shareholder, and such Shareholder’s estate, heirs, personal and legal representatives, guardians, successors, and permitted assigns.

8.	Governing Law

This Agreement shall be governed in all respects by the law of the State of Kansas without respect to the conflicts of laws provisions thereof.

9.	Assignment

This Agreement may not be assigned by any Shareholder without the prior written consent of Southwest or SNB.

10.	Defined Terms

Capitalized terms used and not defined herein and defined in the Merger Agreement shall have the meaning ascribed to them in the Merger Agreement.

11.	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.
     (e) IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

ATTEST: [SEAL]	SOUTHWEST BANCORP, INC.

By:
Name:	Name:	Rick Green
Title: Secretary	Title:	President, and Chief Executive Officer

ATTEST: [SEAL]	STILLWATER NATIONAL BANK AND
TRUST COMPANY

By:

Name:	Name:	Rick Green
Title: Secretary	Title:	President, and Chief Executive Officer

SHAREHOLDERS:

Name:	Name:

Name:	Name:

Name:	Name:

Name:	Name:

Name:	Name: